UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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HomeStreet, Inc.

(Name of Registrant as Specified In Its Charter)

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April 27, 2012

It is my distinct pleasure to invite you to attend the 2012 annual meeting of shareholders of HomeStreet, Inc. The meeting will be held at 10 a.m. Pacific Time on May 23, 2012 at the downtown Seattle Hilton Hotel, Windward Room, located at 1301 Sixth Avenue. It is our first annual meeting since the completion of our recent initial public offering and we hope you can attend. A map and directions to the meeting location can be found at the back of the attached Proxy Statement.

With this letter, we are including the notice for the annual meeting, the Proxy Statement, the 2011 annual report and a proxy card. You may also find these items online, along with our Form 10-K, at http://ir.homestreet.com.

We are submitting for your approval four proposals including the election of three directors to a three-year term, commencing at the annual meeting. The Board of Directors believes the proposals are in the best interests of HomeStreet and its shareholders and accordingly, recommends that you vote “FOR” each of proposals 1, 2 and 4, and vote “EVERY 3 YEARS” with respect to proposal 3.

If you would like to receive electronic notification of documents filed with the Securities and Exchange Commission and the issuance of press releases, you may subscribe to e-mail alerts via the web site noted above.

Your vote is important. Whether or not you plan to attend the annual meeting on May 23, 2012, we hope you will vote as soon as possible so that your shares are represented. We urge you to complete, sign and date your proxy card and promptly return it in the postage-paid envelope provided. This will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend.

Thank you for your ongoing support of and continued interest in HomeStreet, Inc.

David A. Ederer

Chairman of the Board

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be Held on May 23, 2012

The Annual Meeting of shareholders (the “Annual Meeting”) of HomeStreet, Inc., a Washington corporation (the “Company”), will be held at 10:00 a.m., Pacific Daylight Time, on May 23, 2012, in the Windward Room of the Hilton Hotel, 1301 Sixth Avenue, Seattle, Washington 98101 in order to consider and vote upon the following proposals:

1.	To elect three directors from among the nominees set forth in this Proxy Statement, which directors will serve for a term of three (3) years or until their successors are elected and qualified;

2.	To consider and approve an advisory (non-binding) resolution approving HomeStreet’s executive compensation;

3.	To consider and approve an advisory resolution on the frequency of a non-binding vote of the shareholders on our executive compensation;

4.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012; and

5.	To transact such other business that may properly come before the Annual Meeting or any adjournment or postponement thereto.

Only shareholders of record at the close of business on April 2, 2012, are entitled to notice of the meeting and an opportunity to vote.

We are requesting that you provide the Board of Directors your vote prior to the meeting by completing and returning the enclosed proxy card as soon as possible. Additionally, we hope that you can attend the meeting in person. If you submit your proxy and later wish to change your vote you may do so, either by submitting a new proxy or by voting in person at the meeting. If you are unable to attend the meeting and vote in person, please submit a proxy as soon as possible, so that your shares can be voted at the meeting in accordance with your instructions. Please submit your proxy by mail in accordance with the specific instructions set forth in the enclosed proxy card. Please refer to the questions and answers section commencing on page 2 of the Proxy Statement and the instructions on the proxy card.

Our Mailing Address:
Home Street, Inc. 2000 Two Union Square 601 Union St. Seattle, WA 98101

Godfrey B. Evans Executive Vice President, General Counsel and Corporate Secretary

Seattle, Washington

April 23, 2012

HOMESTREET, INC.

601 Union Street, Suite 2000

Seattle, WA 98101

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To be Held May 23, 2012

Date, Time, Place and Purpose of HomeStreet’s Annual Meeting

The 2012 annual meeting of shareholders of HomeStreet, Inc., a Washington corporation (the “Company” or “HomeStreet”) will be held at 10:00 a.m., local time, on May 23, 2012, in the Windward Room of the Hilton Hotel, 1301 Sixth Avenue, Seattle, Washington 98101. References to the “Annual Meeting” in this Proxy Statement (“Proxy Statement”) include any postponements or adjournments of such meeting. At the meeting, the Company’s shareholders will be asked to approve a proposal to elect three nominees for the Board of Directors (the “Board”) to vote on two non-binding proposals relating to executive compensation, and to ratify the selection of the Company’s independent registered public accounting firm of for the year ending December 31, 2012. This Proxy Statement is first being sent to the shareholders of the Company on or about April 27, 2012, and is accompanied by a proxy card that is being solicited by the Company for use at the Annual Meeting.

Unless otherwise specified, all ownership interests or voting power referenced herein, either in percentage terms or number of shares, in respect of the Company’s outstanding shares, have been calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as reflected in the beneficial ownership table shown in the “Principal Shareholders” section elsewhere in this Proxy Statement. Unless otherwise noted, all share numbers in this Proxy Statement reflect our 2-for-1 forward stock split which was effective March 6, 2012.

Questions and Answers about the Proxy Materials and Annual Meeting

Why am I receiving these materials?

Our Board has sent you this Proxy Statement and the accompanying proxy card to ask for your vote, as a shareholder of HomeStreet, on certain matters that will be voted on at the Annual Meeting. As a shareholder of record, you are invited to attend and are entitled to and requested to vote on the proposals set forth in this Proxy Statement. The reasons for, and further information in relation to, each of these proposals are described in more detail in the questions and answers and other materials that follow.

Who is entitled to vote?

All shareholders of record of HomeStreet common stock at the close of business on April 2, 2012 (the “Record Date”) are entitled to notice and to vote at the Annual Meeting.

Who is a shareholder of record?

A shareholder of record is a person or entity whose name appears on or in our records as an owner of one or more shares of our common stock as of the close of business on the Record Date.

How many shares are entitled to vote at the meeting?

As of the record date, 7,162,606.8 shares of our common stock were issued, outstanding and entitled to vote at the Annual Meeting.

How many votes do I have?

Each common share you owned of record on the Record Date is entitled to one vote for each director candidate. You may NOT cumulate votes relating to the election of directors. For the other proposals presented at this meeting, you are entitled to one vote for each common share you owned of record on the Record Date.

What proposals will be voted on at the Annual Meeting?

The proposals scheduled to be voted on at the Annual Meeting are:

•	The election of the three Class I directors listed in this Proxy Statement to serve for a term of three years or until their respective successors are duly elected and qualified;

•	An advisory, non-binding vote on executive compensation;

•	An advisory, non-binding vote on the frequency of executive compensation votes once every one, two or three years; and

•	The ratification of KPMG LLP as HomeStreet’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

What is the voting requirement to approve each of the proposals?

Proposal	Vote Required	Broker Discretionary Voting Allowed
Proposal 1: Election of three Class I Directors	Plurality of votes cast	No

Proposal 2: Non-binding vote on executive compensation	Majority of shares entitled to vote and present in person or by proxy	No

Proposal 3: Non-binding vote on frequency of non-binding vote on executive compensation	Plurality of votes cast	No

Proposal 4: Ratification of appointment of independent registered public accounting firm	Majority of shares entitled to vote and present in person or by proxy	Yes

How does the Board of Directors recommend I vote?

Our Board recommends that you vote your shares:

•	“FOR” the three nominees as director (Proposal 1)

•	“FOR” the approval, by non-binding vote, of executive compensation (Proposal 2)

•	“EVERY 3 YEARS” for the approval, by non-binding vote, of a triennial executive compensation vote (Proposal 3);

•	and “FOR” the ratification of appointment of KPMG LLP as HomeStreet’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

How long will each of the directors elected at the Annual Meeting continue to serve?

Our Articles of Incorporation provide that our directors will serve a term of three years or until their respective successors are duly elected and qualified. Our Board is divided into classes of directors, with each class serving a three-year term. At each annual meeting, our shareholders elect directors within one class, and each class is staggered in a manner that causes approximately one-third of our total number of directors to be elected annually, an arrangement commonly known as a staggered board.

How do I vote?

You can vote on matters that properly come before the Annual Meeting in one of two ways:

You may vote by mail.

You do this by marking, signing and dating the proxy card and mailing it in the enclosed, prepaid and addressed envelope or otherwise mailing it to us at our mailing address on the cover page of this Proxy Statement prior to the Annual Meeting. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct.

You may vote in person at the meeting.

You can vote in person at the meeting. However, if you hold your shares in street name (in the name of a bank or some other nominee), you must request and receive a legal proxy from the record owner prior to the meeting in order to vote at the meeting.

In order to facilitate an orderly Annual Meeting, we request that you provide the Board of Directors your vote prior to the Annual Meeting by completing and returning the enclosed proxy card as soon as possible.

What if my shares are held in street name?

If you are the beneficial owner of shares held by a broker in street name, your broker, as the record holder of the shares, is required to vote the shares in accordance with your instructions. Pursuant to applicable regulations, if you do not give instructions to your broker, your broker will not be permitted to vote your shares with respect to the Proposals 1, 2 and 3, described in this Proxy Statement.

If your shares are held in street name, you will need proof of ownership to be admitted to the Annual Meeting. A recent brokerage statement or a letter from the record holder of your shares is an example of proof of ownership. If you want to vote your shares of common stock held in street name in person at the Annual Meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

What happens if I sign and return my proxy card, but don’t mark my votes?

If you do not mark your vote on your proxy, David A. Ederer, Chairman of the Board of Directors, and Godfrey B. Evans, our Corporate Secretary, General Counsel and Chief Administrative Officer, will vote your shares as recommended by the Board of Directors: FOR each of the director nominees identified herein, EVERY 3 YEARS for Proposal 3 and FOR approval of the other Proposals.

Can I revoke my proxy?

You have the power to revoke your proxy at any time before the polls close at the meeting. You may do this by either a) signing and returning another proxy with a later date prior to the date of the meeting or submitting written notice of your revocation to our Corporate Secretary, Godfrey B. Evans, at our mailing address on the cover page of this Proxy Statement, or b) voting in person at the meeting.

What happens if additional matters are presented at the Annual Meeting?

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named as proxy holders, David Ederer and Godfrey Evans, or either of them, will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify an individual shareholder are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote and (3) to facilitate a successful proxy solicitation. If you provide written comments on your proxy card, such comments may be forwarded to the Company’s management, however, there can be no guarantee that such comments will be forwarded or reviewed. We encourage any shareholders who would like to provide comments to management to contact us directly at the address provided on the cover page of this Proxy Statement.

Who will count the votes?

American Stock Transfer and Trust Company, LLC, our stock transfer agent will serve as the inspector of elections and in that capacity will count and tabulate the votes.

Where can I find the results of the Annual Meeting?

We intend to announce preliminary voting results at the Annual Meeting and will publish final results in a Current Report on Form 8-K, which we will file with the Securities and Exchange Commission (the “SEC”) within four (4) business days of the Annual Meeting.

What does it mean if I get more than one proxy card?

It means that you may have multiple stock ownership accounts. Please mark, sign and return all proxy cards to ensure that all your shares are voted.

What constitutes a “quorum?”

A “quorum” refers to the number of shares that must be represented at a meeting in order to lawfully conduct business. A majority of the outstanding common shares entitled to vote at the Annual Meeting, present in person or represented by proxy, will constitute a quorum at the meeting. Without a quorum, no business may be transacted at the Annual Meeting. However, whether or not a quorum exists, a majority of the voting power of those present at the Annual Meeting may adjourn the Annual Meeting to another date, time and place.

How are abstentions treated?

Abstentions will be counted for the purpose of determining the presence or absence of a quorum for the transaction of business. The election of directors requires that the candidates elected receive a plurality of votes, which means that the three candidates receiving the largest number of votes cast will be elected. Accordingly, assuming the presence of a quorum, abstentions will not affect the results of the matters to be considered at the Annual Meeting.

What percentage of stock do the directors and executive officers own?

Together these persons had or shared the right to vote or dispose of approximately 13% of our common stock as of the Record Date.

Who is paying the cost of preparing, assembling and mailing the notices of the Annual Meeting, Proxy Statement and form of proxy and the solicitation of the proxies?

The Company is paying all such costs. We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners for their reasonable expenses in forwarding solicitation material to such beneficial owners. Our directors, officers and employees may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

What is the deadline for submitting shareholder proposals for consideration at the Company’s next annual meeting of the shareholders or to nominate individuals to serve as directors?

For inclusion in HomeStreet’s proxy materials: Shareholders may present proper proposals for inclusion in HomeStreet’s Proxy Statement and for consideration at the next annual meeting of shareholders by submitting such proposals in writing to our Corporate Secretary in a timely manner. In order to be included in the Proxy Statement for the 2013 annual meeting of shareholders, shareholder proposals must be received by HomeStreet’s Corporate Secretary no later than December 28, 2012, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

To be brought before an annual meeting: In addition, our bylaws establish an advance notice procedure for shareholders who wish to present certain matters before an annual meeting of shareholders.

In general, nominations for the election of directors may be made (1) by or at the direction of the Board of Directors, or (2) by a shareholder who has delivered written notice to HomeStreet’s Corporate Secretary within the Notice Period (as defined below) and who was a shareholder at the time of such notice and as of the record date. The notice must contain specified information about the nominees and about the shareholder proposing such nominations.

Our bylaws also provide that the only business that may be conducted at an annual meeting is business that is (1) specified in the notice of meeting given by or at the direction of the Board of Directors, (2) properly brought before the meeting by or at the direction of the Board of Directors or (3) properly brought before the meeting by a shareholder who has delivered written notice to our Corporate Secretary within the Notice Period (as defined below) and who was a shareholder at the time of such notice and as of the record date. The notice must contain specified information about the matters to be brought before such meeting and about the shareholder proposing such matters, including information related to the shareholder’s ownership interest in the Company and any material interests of the shareholder in the business desired to be brought before the meeting.

The “Notice Period” is defined as that period not less than 90 days nor more than 120 days prior to the one year anniversary of the date on which we mailed our proxy materials to shareholders in connection with the previous year’s annual meeting of shareholders. As a result, the Notice Period for the 2013 annual meeting of shareholders will start on December 28, 2012 and end on January 27, 2013. However, if the annual meeting for 2013 is more than 30 days before or 60 days after May 23, 2013, in order to be timely notice must be delivered not less than 90 days nor more than 120 days prior to the actual date of the 2013 meeting; provided, that if the notice of such meeting is less than 100 days before the date of such meeting, notice of such proposal must be made not less than 10 days after the date of the notice of the meeting in order to be timely.

If a shareholder who has notified the Company of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, the Company need not present the proposal for vote at such meeting.

A copy of the full text of the bylaw provisions discussed above may be obtained by writing to our Corporate Secretary at our principal executive offices or by accessing our filings on the SEC’s website at www.sec.gov. All notices of proposals by shareholders, whether or not included in our proxy materials, should be sent to our Corporate Secretary at our principal executive offices.

Who can help answer any other questions I may have?

Please contact our investor relations department by calling 206-264-4200, by writing to HomeStreet, Inc., attn.: Investor Relations, 2000 Two Union Square, 601 Union Street, Seattle, Washington 98101 or by electronic mail at ir@homestreet.com

Proposal 1 Election of Directors

Introduction

Our bylaws permit our Board of Directors to establish by resolution the authorized number of directors, and twelve members are currently authorized, although at present we have only eleven members. Our articles of incorporation provide that directors are elected for three-year terms, with one-third of the board of directors elected at each Annual Meeting of shareholders. Each director holds office until that director’s successor is duly elected and qualified or until his earlier death or resignation. The three directors standing for election to our Board are nominees for election with terms to expire in 2015. All nominees are incumbent directors of HomeStreet and nominated for reelection.

Nominees for Class I Directors — Terms Expire 2015

Upon recommendation of the Human Resources and Corporate Governance Committee, the Board of Directors has nominated Brian P. Dempsey, Gerhardt Morrison and Douglas I. Smith for re-election as Class I directors. Biographical information about each of the nominees is contained in the following section. A discussion of the qualifications, attributes and skills of each nominee that led our Board of Directors and the Human Resources and Corporate Governance Committee to the conclusion that he should continue to serve as a director has been added following each of the director and nominee biographies.

If you are a shareholder of record and you sign your proxy card but do not give instructions with respect to the voting of directors, your shares will be voted FOR the re-election of Messrs. Dempsey, Morrison and Smith. While we expect that all of the nominees will be able to qualify for and accept office, if for any reason a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the Board of Directors to fill such vacancy. If you wish to give specific instructions with respect to the voting of directors, you may do so by indicating your instructions on your proxy card. If you hold your shares in street name and you do not give voting instructions to your broker, your broker will leave your shares unvoted on this matter.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF

BRIAN P. DEMPSEY, GERHARDT MORRISON AND DOUGLAS I. SMITH.

OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE THE NOMINEES LISTED ABOVE BY SIGNING AND RETURNING THE ATTACHED PROXY TO THE COMPANY.

Information Regarding the Board of Directors and Nominees

The following table sets forth certain information with respect to the board of directors of HomeStreet, Inc., including their ages as of April 2, 2012.

Directors of HomeStreet, Inc.

Director	Age	Director Since		Class	Term Expiration
David A. Ederer, Chairman	69	2005		Class III	2014 Annual Meeting
Mark K. Mason	52	2010		Class III	2014 Annual Meeting
Scott M. Boggs	57	2012		Class II	2013 Annual Meeting
Brian P. Dempsey	74	2008	(1)	Class I	2012 Annual Meeting
Victor H. Indiek	74	2012		Class II	2013 Annual Meeting
Thomas E. King	68	2012		Class III	2014 Annual Meeting
George “Judd” Kirk	66	2012		Class III	2014 Annual Meeting
Michael J. Malone	67	2012		Class II	2013 Annual Meeting
Gerhardt Morrison	74	2003		Class I	2012 Annual Meeting
Douglas I. Smith	48	2012		Class I	2012 Annual Meeting
Bruce W. Williams	58	1994		Class II	2013 Annual Meeting

(1)	Mr. Dempsey also served on the board of directors of HomeStreet, Inc. from 1999 to 2001.

HomeStreet, Inc.’s board of directors has authorized by resolution a 12-member board of directors, however, we currently have 11 members serving in the role of director and one vacant position on the board. In 2011, the Company’s board of directors met 22 times. Our board of directors is divided into three classes and one-third of our directors are elected each year to serve for a three year-term or until a successor is duly elected and qualified. Under our present bylaws, directors must comply with all applicable laws and regulations, including any required approvals from our regulators.

The number of directors may be increased or decreased from time to time by our board of directors, provided that a reduction in the number of directors may not shorten the term of an incumbent. Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the board of directors may be filled solely by the affirmative vote of a majority of the remaining directors then in office, unless otherwise provided by law or by resolution of the board of directors. A majority of our directors satisfy the definition of “independent director” under the corporate governance rules of Nasdaq.

David A. Ederer, Director and Chairman of the Board. Mr. Ederer joined the Bank in 2004 as a member of its board of directors and in 2005 also became a member of the board of directors of HomeStreet, Inc. Mr. Ederer was elected chairman of that board in 2009. Since 1974 Mr. Ederer has served as the chairman of Ederer Investment Company, a private investment company, and he currently serves on the board of directors of the Prostate Cancer Foundation (formerly CaPCURE), PONCHO, CRISTA Ministries and the University of Washington Medical Institute for Prostate Cancer Research. Mr. Ederer has previously served as a director of a number of public and private companies, organizations and institutions, including Cascade Natural Gas, University Savings Bank, Farmers New World Life Insurance Company, Children’s Hospital and Seattle Pacific University. Mr. Ederer is a certified public accountant (inactive) and managed consulting, accounting and auditing services for Price Waterhouse from 1965 to 1974. Mr. Ederer received a bachelor’s degree in Business Administration from the University of Washington. Mr. Ederer was selected to serve as a director because of his experience as a director on public company boards, his experience on board committees, his financial expertise and his professional degrees and training in business and management.

Mark K. Mason, Director, Vice Chairman, Chief Executive Officer and President of HomeStreet, Inc. Mr. Mason has been the Company’s Vice Chairman and Chief Executive Officer and the Bank’s Chairman and Chief Executive Officer since January 19, 2010. From 1998 to 2002, Mr. Mason was president, chief executive officer and chief lending officer for Bank Plus Corporation and its wholly owned banking subsidiary, Fidelity Federal Bank, where Mr. Mason also served as the chief financial officer from 1994 to 1995 and as chairman of the board of directors from 1998 to 2002. Most recently Mr. Mason served as president of a startup energy company, TEFCO, LLC, and he served on the boards of directors of Hanmi Financial Corp., San Diego Community Bank, and The Bjurman Barry Family of Mutual Funds. Mr. Mason is a certified public accountant (inactive) and holds a bachelor’s degree in Business Administration with an emphasis in Accounting from California State Polytechnic University. Mr. Mason brings extensive business, managerial and leadership experience to our board of directors. Mr. Mason was selected to serve as a director because of his significant experience as an executive officer, director and consultant to banks and mortgage companies, his credit and lending experience, finance and accounting education and experience, distressed institution turnaround experience and relationships in the banking industry and the capital markets.

Scott M. Boggs. Mr. Boggs joined the Bank in 2006 as a member of the board of directors and became a director of HomeStreet, Inc. following the closing of our initial public offering in February 2012. Prior to joining the Bank, Mr. Boggs was employed by Microsoft Corporation from 1993 to 2003 where he served in a variety of positions including vice president, corporate controller from 1998 to 2003. Mr. Boggs was also an adjunct professor for the Seattle University Albers School of Business and Economics teaching accounting and information systems from 2004 until 2009. Mr. Boggs previously served as a trustee and chair of the audit committee and budget and investments committee of the Financial Executives Research Foundation from 2002 to 2008, as director, chair of the pension committee and audit committee and designated financial expert of the Cascade Natural Gas Corporation from 2004 to 2007, and director, vice chair of audit committee and designated financial expert of the Safeco family of mutual funds from 2002 to 2004. He is a former member of the King County Strategic Technology Advisory Council, the Seattle University Accounting Advisory Board and the Financial Executives International. Mr. Boggs started his career as a certified public accountant with Deloitte, Haskins & Sells from 1977 to 1985, and he received his bachelor’s degree in Accounting from the University of Washington. Mr. Boggs was selected to serve as a director because of his significant accounting and financial experience, his accounting credentials and degree as well as his experience as a designated financial expert on audit committees.

Brian P. Dempsey. Mr. Dempsey initially joined us as a member of the Board of Directors of the Bank as a member of the board of directors in 1996. From 1999 until 2001, he also served as a member of the board of directors of the Company, and rejoined the board of directors of the Company in 2008. Mr. Dempsey previously served as vice chairman of the Bank from 1996 to 2001. Between 1991 and 2002, Mr. Dempsey served as a member of the board of directors of Golden State Bancorp. He also served as president and chairman of University Savings Bank from 1984 to 1994. Mr. Dempsey previously served as a member of the board of directors of the Federal Home Loan Bank of Seattle, as president of Talmadge Hamilton House (a United Way Agency) and as chairman of the Washington Savings League. Mr. Dempsey received a bachelor’s degree in Business Administration and a masters of business administration from the University of Washington. Mr. Dempsey was selected to serve as a director because of his significant experience as an executive officer and director of several financial institutions, his experience as a director on several public company boards, his experience on board committees and his professional degrees and training in business and management.

Victor H. Indiek. Mr. Indiek joined the Board of Directors of HomeStreet, Inc.and the Bank upon the closing of our initial public offering in February 2012. He has been a project manager at Quantum Partners since 2007 where he manages FDIC receiverships, including the disposition of the assets of failed banks. He is currently a principal at Indiek Realty/Finance, which he formed in 1995. From 1999 to 2002 he served as a director and chairman of the audit committee of Bank Plus Corporation and Fidelity Federal Bank. Mr. Indiek was also involved in the formation of Freddie Mac, serving initially as its first chief financial officer from 1970 to 1973 and then as its president and chief executive officer from 1974 to 1977. He subsequently served as an executive officer at several financial institutions, including American Diversified Savings, American Savings/Financial Corporation of America and FarWest Savings, and as an audit manager for Arthur Andersen & Co. Mr. Indiek holds a bachelor’s degree in accounting from the University of Kansas, is a certified public accountant and a California real estate broker. Mr. Indiek was selected to serve as a director because of his extensive experience in the banking and mortgage banking industries and because of his accounting education and experience.

Thomas E. King. Mr. King, joined the board of directors of the Bank in 2010 and became a director of HomeStreet, Inc. following the closing of our initial public offering in February 2012. Prior to joining the Bank’s board, Mr. King served as president and chief executive officer, chief credit officer and director of San Diego Community Bank from 2001 to 2006. Since retiring from San Diego Community Bank following its sale to First Banks, Inc. in 2006, Mr. King has provided consulting services to banks and other financial services companies. Prior to joining San Diego Community Bank, he served as executive vice president and chief operating officer of Fullerton Community Bank from 1997 to 1998, president and chief executive officer and director of the Bank of Southern California from 1994 to 1996, and president, chief executive officer and director of CapitolBank Sacramento from 1992 to 1994. From 1969 to 1992, Mr. King held various senior positions in commercial lending, real estate lending, credit administration, corporate and merchant banking and retail banking at Security Pacific National Bank. He received a bachelor’s degree in Business Administration from California State University, Northridge. Mr. King was chosen to serve as a director because of his experience as an executive officer, director and consultant to banks and financial services companies, his commercial banking relationships, his financial experience, commercial lending and credit administration experience and distressed institution turnaround experience.

George “Judd” Kirk. Mr. Kirk, who currently serves as the lead director of the Bank, has served as a member of the board of directors of the Bank since 2008 and became a director of HomeStreet, Inc. following the closing of our initial public offering in February 2012. Mr. Kirk served as president of Port Blakely Communities, Inc. from 1997 to 2007 and as its Chief Executive Officer from 2007 to 2008. Prior to joining Port Blakely Communities, he served as president of Skinner Development Company and until 1986, chaired the Real Estate Department of Davis Wright Tremaine LLP in Seattle. Mr. Kirk is a member of the Washington State Bar Association (WSBA). He has previously served as a member of the Urban Land Institute (CDC Council), American College of Real Estate Lawyers, and the Pacific Real Estate Institute. He is also a member of the boards of directors of several community organizations, including University of Washington Physicians, and the Cascade Land Conservancy Advisory Board. Mr. Kirk has previously served as the chairman of the WSBA Real Property, Probate and Trust Section. Mr. Kirk received a bachelor’s degree in Finance from the University of Washington, School of Business, and a law degree cum laude from Harvard Law School. Mr. Kirk was selected to serve as a director because of his business and management experience, his real estate development experience, his knowledge of real estate and real estate finance and his legal experience, as well as his civic and community service involvement.

Michael J. Malone. Mr. Malone has served on the board of directors and the audit committee of Expeditors International since 1999. Mr. Malone joined the Board of Directors of HomeStreet, Inc. upon the closing of our initial public offering in February 2012. Mr. Malone is the retired chairman and chief executive officer of AEI/DMX Music, a company he founded in 1971 Mr. Malone serves on the Seattle Police Foundation, having been a founding member and past chairman. Additionally, he serves on the National Council of the National Trust for Historic Preservation, the board of directors of the Northwest African American Museum, and the board of directors of Capitol Hill Housing in Seattle. Mr. Malone holds a bachelor’s degree from the University of Washington. Mr. Malone was selected to serve as a director because of his experience as a public company director and committee member and his business experience and training.

Gerhardt Morrison. Mr. Morrison served as a member of the board of directors of HomeStreet, Inc. from 2003 until May 2008, and subsequently rejoined the board of directors of the Company in October 2008. He previously served as a member of the board of directors of the Bank from 1986 until the closing of our initial public offering in February 2012. Mr. Morrison is a retired business attorney. He previously served as chairman of the Bogle & Gates’ Business Law Department until his retirement on December 31, 1997. He has also served as a trustee of the Northwest Hospital and as chairman of its audit committee, as a director and treasurer of Citizens for Smart Growth (Blaine County, Idaho), a trustee of Zion Preparatory Academy, chairman and trustee of Big Brothers of Seattle, a trustee of the Overlake School, and as a trustee of the Seattle Repertory Theatre. Mr. Morrison received a bachelor’s degree in Business Administration and Accounting from the University of Washington and a law degree from Stanford Law School. Mr. Morrison was selected to serve as a director because of his significant financial and legal experience, business, accounting and legal degrees, and significant relationships in the business and legal communities in Seattle.

Douglas I. Smith. Mr. Smith joined our board of directors upon the closing of our initial public offering in February 2012. Mr. Smith has worked for Miller and Smith Inc., a privately held residential land development and home building company in metropolitan Washington, D.C., since 1992, and has served as its president since 1998. Mr. Smith holds an MBA from Harvard Business School and a bachelor’s degree in economics from DePauw University. Mr. Smith has been elected to serve as a director because of his experience in the residential construction lending area as well as his experience in the home building and land development industries.

Bruce W. Williams. Mr. Williams has served as a member of the board of directors for HomeStreet, Inc. since 1994. Mr. Williams began serving as an officer of the Company in 1990, first as our general counsel and then as a senior vice president. In 2000, he was promoted to president and chief operating officer and then to chief executive officer in 2002, a position that he held until January 2010. Prior to working at HomeStreet, Mr. Williams served for two years in the U.S. Peace Corps as a college professor in Liberia. From 1982 to 1987 Mr. Williams worked as an attorney at Perkins Coie LLP in Seattle. Mr. Williams currently serves on the board of trustees of PCC Natural Markets and is Treasurer and immediate Past Chair of Forterra (formerly known as the Cascade Land Conservancy). Mr. Williams previously served on the Visiting Committee of the University of Washington Daniel J. Evans School of Public Affairs, Chair of the Washington Financial League, on the Boards of Directors of the Mortgage Bankers Association of America, the Washington Roundtable and the Seattle Chamber of Commerce and on the International Advisory Board of the Seattle Public Schools. Mr. Williams holds a bachelor’s degree in History from Stanford University and a law degree from the University of Washington School of Law. Mr. Williams was selected to serve as a director because of his experience as an executive officer, director of the Bank, legal degree and experience and involvement in local community affairs in Seattle.

Proposal 2

Non-Binding Vote on Executive Compensation

General

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) our shareholders are entitled to vote, on an advisory or non-binding basis, on the compensation of our named executive officers as disclosed in accordance with the SEC’s rules in the “Executive Compensation” section of this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and our compensation philosophy, policies and practices that are described in this Proxy Statement.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Human Resources and Corporate Governance Committee or our Board of Directors. The say-on-pay vote will, however, allow shareholders to express their views about our executive compensation philosophy, policies and practices, which may inform our Human Resources and Corporate Governance Committee as they review executive compensation for the remainder of this year and future years. Our Board of Directors and our Human Resources and Corporate Governance Committee value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our shareholders’ concerns and evaluate whether any actions are necessary to address those concerns.

Summary of 2011 Executive Compensation Program

Our compensation philosophy and programs have been directly impacted by the economic downturn that began in late 2007, and we expect that they will continue to be so impacted for the foreseeable future. Generally, we have instituted compensation practices intended to meet our complementary goals of preserving the Bank’s safety and soundness, assuring the survival and success of the Company, providing fair compensation to employees and attracting and retaining management and other employees whom we believe to be capable of addressing the regulatory and business challenges that have confronted and, in most cases, continue to confront the Company and the Bank, as well as implementing our turn-around and go-forward business plans. From 2009 through 2011, our compensation philosophy and programs were directed primarily at attracting and retaining an executive management team that had significant turnaround experience and experience that would, in the judgment of the Board of Directors and the Human Resources and Corporate Governance Committee (the “HRCG”), which acts as the Board of Directors’ compensation committee, be sufficient to promote the safety and soundness of the Company and the Bank and, ultimately, to return HomeStreet to profitability, address the regulatory and operational burdens that we faced during that time, and execute our business strategy. To promote these objectives, we developed compensation arrangements for our new executive team, and maintained a general salary freeze in effect from 2009 through 2011 other than for special retention bonuses for certain key executives and senior managers in 2010. In order to provide additional equity-based compensation incentives and to reward key personnel who had played an important role in stabilizing and recapitalizing HomeStreet and the Bank, the HRCG approved additional grants of restricted stock awards and stock options awards, which awards were conditioned upon the successful completion of our initial public offering. The following is a summary of certain key points of our 2011 executive compensation program; for more detail please see the information below under the heading “Executive Compensation:”

•

Mr. Mason, who was hired in late 2009 based on his skills and experience in implementing turn-around plans at troubled financial institutions, received a base salary of $600,000 in 2011, which the HRCG has determined, based on review of surveys done by an independent outside compensation consultant, is consistent with pay received by peers of Mr. Mason at similarly situated financial institutions. In accordance with Mr. Mason’s employment agreements with the Company, as of March 26, 2012, the date of the lifting of the cease and desist order imposed on the Bank, Mr. Mason’s base salary decreased to $500,000 per year. Mr. Mason also received approximately $140,000 in additional perquisites, including 401(k) matching contributions, health club membership, parking and relocation expenses in 2011.

•

Our named executive officers as a group received base salaries aggregating $1,543,000 in 2011, and perquisites similar to those received by Mr. Mason in the aggregate amount of $288,885. This includes temporary housing and travel expenses for Messrs. Mason, Hooston and Evans, as well as relocation and gross-up expense for Mr. Mason.

•

As of December 31, 2011, Mr. Mason beneficially owned approximately 1.8% of the Company’s outstanding common stock and our executive officers as a group owned approximately 4.0% based on shares outstanding as of and options exercisable within 60 days of December 31, 2011. We believe stock ownership by our executive officers helps align the interests of our executive officers with the shareholders’ interests. No equity grants were made in 2011 to any of our named executive officers. However, all of our executive officers received retention equity grants in 2010 and restricted stock awards and option grants under our 2010 Equity Incentive Plan in connection with the closing of our initial public offering in February 2012. These latest grants are intended to allow these executive officers to continue to maintain the right to own a significant stake in the Company, with a targeted ownership percentage (assuming the exercise of outstanding options, whether or not vested) of 3.7% for Mr. Mason and 6.5% for the executive officers as a whole.

•

In 2011, we implemented a Management/Support Performance-Based Annual Incentive Plan under which certain officers, including our named executive officers, received incentive awards to be paid in cash in 2012 based on attainment of specified goals that are intended to align the interests of employees with the interests of the Company. Mr. Mason received a cash incentive payment of $481,226 in 2012 based on performance in 2011, and our named executive officers as a group received awards of $1,181,316 in the aggregate. The components of this plan are described in more detail below under “Executive Compensation.”

•

We use employment agreements with our named executive officers to retain those key executives and the talent, skills, experience and expertise that they provide to HomeStreet with a goal of protecting the Company and the shareholders and providing the stability and skilled leadership we need in our current environment. In 2011, our chief executive officer, chief financial officer, chief credit officer and chief administrative officer and general counsel entered into employment agreements with the Company, each of which requires the payment of severance and acceleration of certain stock options in the event of a termination by us without cause or by the executive with good reason (in each case, as defined in their respective agreement) and payment of severance on a termination in connection with a change in control. These agreements are described in more detail under the heading “Executive Compensation” below.

•

We believe that our compensation program is reasonable and appropriate based in part on the analysis and advice of our outside compensation consultants, and the significant results in the execution of the turn-around plan and actual results of operations. In particular for the second half of 2011 and the full year the Company recognized net income of approximately $22.3 million and $16.1 million, respectively.

•

We believe our compensation program provides appropriate rewards and motivation for our executive officers to produce strong financial results while managing risks and promoting regulatory compliance and allows us to attract and retain the most qualified and experienced individuals available to further our success.

We believe that the information provided above and within the Executive Compensation section of this Proxy Statement demonstrates that our executive compensation program was designed appropriately and is working to align the interests of our management team with the interests of our shareholders to support long-term value creation. We also believe the compensation paid to our executive officers during fiscal 2011 was competitive with those offered by our peers and competitors and consistent with our level of performance while being commensurate with the roles those executives played in implementing the Company’s turnaround plan, including reducing troubled assets, improving the Bank’s performance and raising the additional capital necessary to recapitalize the Bank and the Company through our initial public offering.

Accordingly, we ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADVISORY (NON-BINDING)

VOTE APPROVING EXECUTIVE COMPENSATION.

Proposal 3

Non-Binding Vote on the Frequency of the

Non-Binding Vote on Executive Compensation

The Dodd-Frank Act also enables our shareholders to indicate, at least once every six years, how frequently we should seek a non-binding vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, such as Proposal Two of this Proxy Statement. By voting on this Proposal Three, shareholders may indicate whether they would prefer a non-binding vote on named executive officer compensation once every one, two or three years.

After careful consideration, our Board of Directors has determined that a non-binding vote on executive compensation that occurs triennially is the most appropriate alternative for the Company, and therefore our Board of Directors recommends that you vote for a three-year interval for the non-binding vote on executive compensation.

Our Board of Directors recommends a triennial vote as the most appropriate alternative for the Company as it will allow our shareholders to provide input on our compensation philosophy, policies and practices while allowing the Company, Board of Directors and Human Resources and Corporate Governance Committee adequate time to evaluate the effects of our compensation program on performance over a longer period. We understand that our shareholders may have different views as to what is the best approach for the Company, and we look forward to hearing from our shareholders on this Proposal.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to the resolution set forth below:

“RESOLVED, that the option of once every one year, two years or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold a shareholder vote to approve the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure.”

The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by our shareholders. However, because this vote is advisory and not binding on the Company, the Human Resources and Corporate Governance Committee or our Board of Directors in any way, the Board of Directors may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A TRIENNIAL VOTE AS THE FREQUENCY WITH WHICH SHAREHOLDERS ARE PROVIDED AN ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION.

Proposal 4

Ratification of Appointment of Independent Registered Public Accounting Firm

General

The Audit Committee has selected KPMG LLP as the Company’s independent registered public accounting firm to audit the consolidated financial statements of HomeStreet and its subsidiaries for the fiscal year ending December 31, 2012. KPMG LLP has audited the Company’s financial statements since fiscal 2003.

Shareholder ratification of the selection of KPMG LLP is not required by our bylaws or other applicable legal requirements. However, the Board of Directors is submitting the selection of KPMG LLP to our shareholders for ratification as a matter of good corporate practice. In the event that this selection of an independent registered public accounting firm is not ratified by the affirmative vote of a majority of the shares present and voting at the meeting in person or by proxy, the appointment of the independent registered public accounting firm will be reconsidered by the Audit Committee. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

Principal Accounting Fees and Services

The following table presents fees billed for professional audit services and other services rendered to HomeStreet by KPMG LLP for the year ended December 31, 2010 and fees paid for audit services rendered by KPMG LLP for the year ended December 31, 2011. We are still in discussions with KPMG LLP regarding the final amount of fees to be paid for such services for the year ended December 31, 2011, so the amounts disclosed for that year, which are based on our current invoices from KPMG LLP, are subject to change based on the outcome of those discussions. Amounts in this table are presented in thousands.

	2010	2011
Audit Fees (1)	$715	$704
Audit-Related Fees (2)	19	17.5
Audit-Related Fees—IPO (3)	305	620
All Other Fees (4)	N/A	55

Total	$1,039	$1,377

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of our consolidated financial statements included in our Annual Report on Form 10-K and for the review of our quarterly financial statements, as well as services that generally only our independent registered public accounting firm can reasonably provide, including statutory audits and services rendered in connection with SEC filings.
(2)	Audit-Related Fees consist of fees paid for professional services rendered in connection with audits of our employee benefit plans.
(3)	Audit-Related Fees—IPO consists of fees billed for professional services rendered in connection with our initial public offering, including comfort letters, consents and reviews of documents filed with the SEC.
(4)	Consulting services related to a review of our ALLL methodology. There were no other services provided by KPMG LLP in 2010.

Pre-Approval of Audit and Non-Audit Services

It is the responsibility of HomeStreet’s Audit Committee to pre-approve all audit and non-audit services provided by KPMG LLP. The Audit Committee has adopted a policy authorizing certain permissible audit and non-audit services to be performed by KPMG LLP with subsequent reporting and oversight required by the Audit Committee. Permissible services, not pre-approved pursuant to this policy, require specific review and approval prior to the engagement by the Audit Committee, or a designated member. All services rendered by and fees paid to KPMG LLP are reported to and monitored quarterly by the Audit Committee. The Audit Committee considers whether the provision of related audit services is compatible with maintaining the independent registered public accounting firm’s independence. To assist the Audit Committee in its oversight responsibilities, the pre-approval policy identifies the three basic principles of independence with respect to services provided by the independent registered public accounting firm, as well as the non-audit services the independent registered public accounting firm is prohibited from providing. All services provided by KPMG LLP in each of the last two fiscal years were pre-approved by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS HOMESTREET’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012.

CORPORATE GOVERNANCE

Code of Ethics

Our board of directors has established a code of ethics as defined under the Exchange Act that applies to all HomeStreet directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. A copy of our code of ethics (“Code of Ethics”) is available on our website at http://ir.homestreet.com. We will post on our website any amendments to, or waivers (with respect to our principal executive officer, principal financial officer and principal accounting officer) from, this code of ethics within four business days of any such amendment or waiver. Among other things, the Code of Ethics addresses the following principles:

•	complying with laws and regulations;

•	prohibiting insider trading;

•	avoiding conflicts of interest;

•	avoiding questionable gifts or favors;

•	maintaining accurate and complete records;

•	treating others in an ethical manner;

•	maintaining integrity of consultants, agents and representatives; and

•	protecting proprietary information and proper use of assets.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file with the Securities and Exchange Commission reports of ownership and reports of changes in ownership of common stock and our other equity securities. Executive officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Because the Company did not have a registered class of securities in fiscal year 2011, no Section 16 reports were due during that year.

Principles of Corporate Governance

The Company has adopted Principles of Corporate Governance, which are available on the Company’s website at http://ir.homestreet.com. Shareholders may request a free copy of the Principles of Corporate Governance at the address and phone numbers set forth above.

Director Independence

The Board of Directors has determined that, with the exception of Mark Mason and Bruce Williams, all of its current members are “independent directors” as that term is defined in the listing standards of Nasdaq. In the course of determining the independence of each non-employee director, the Board of Directors considered the annual amount of HomeStreet’s sales to, or purchases from, any company where a non-employee director serves as an executive officer as well as all other relevant facts and circumstances, including the director’s commercial, accounting, legal, banking, consulting, charitable and familial relationships.

Board Role in Risk Oversight

The Board of Directors is responsible for overseeing the major risks facing the Company while management is responsible for assessing and mitigating the Company’s risks on a day-to-day basis. In addition, the Board has delegated oversight of certain categories of risk to the Audit Committee and the Human Resources and Corporate Governance Committee, or HRCG. The Audit Committee reviews and discusses with management significant financial and nonfinancial risk exposures and the steps management has taken to monitor, control and report such exposures. The HRCG oversees management of risks relating to the Company’s compensation plans and programs. In performing their oversight responsibilities, the Board and Audit Committee periodically discuss with management the Company’s policies with respect to risk assessment and risk management. The Audit Committee and HRCG report to the Board as appropriate on matters that involve specific areas of risk that each Committee oversees.

Employee Compensation Risks

HomeStreet’s management and the HRCG have assessed the risks associated with our compensation policies and practices for all employees, including non-executive officers. Based on the results of this assessment, we do not believe that our compensation policies and practices for all employees, including non-executive officers, create risks that are reasonably likely to have a material adverse effect on HomeStreet.

Board Meetings and Committees

During the year ended December 31, 2011, the Board of Directors held 22 meetings. Each of the directors attended or participated in 75% or more of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which that director served during the past fiscal year. The Board of Directors has two standing committees: an Audit Committee and the Human Resources and Corporate Governance Committee.

Committee Membership of Directors of HomeStreet, Inc.

Director	Audit Committee	Human Resources and Corporate Governance Committee
David A. Ederer
Mark K. Mason
Scott M. Boggs	Chair
Brian P. Dempsey	X	X
Victor H. Indiek	X
Thomas E. King		X
George “Judd” Kirk	X	Chair
Michael J. Malone		X
Gerhardt Morrison
Douglas I. Smith	X	X
Bruce W. Williams

Audit Committee

The Audit Committee of HomeStreet, Inc. is composed solely of independent directors as required by the Nasdaq corporate governance standards, including Messrs. Boggs, Dempsey, Indiek, Kirk and Smith, each of whom is an independent director, in full compliance with all Nasdaq corporate governance standards and Rule 10A-3 under the Exchange Act with respect to director independence. Mr. Boggs is also qualified as an “audit committee financial expert.”

The Company’s board of directors has adopted a written Audit Committee charter that meets the requirements of the applicable Exchange Act rules and the applicable Nasdaq corporate governance standards. A copy of this charter is available on our website at http://ir.homestreet.com. Among other things, the audit committee charter requires the Audit Committee to:

•

oversee the financial reporting process on behalf of our board of directors, review and discuss the audited financial statements with management and the Company’s auditors and report the results of its activities to the board;

•	be responsible for the appointment, retention, compensation, oversight, evaluation and termination of our auditors and review the engagement and independence of our auditors;

•	review and approve non-audit services, including a reconciliation of fees actually paid for non-credit services as compared to fees previously approved for such services;

•	review the adequacy of our internal accounting controls and financial reporting processes; and

•	review and enforce our code of ethics.

The Audit Committee held 14 meetings during the last fiscal year. The Audit Committee Report is included in this Proxy Statement.

Human Resources and Corporate Governance Committee

The Company’s Human Resources and Corporate Governance committee, or HRCG, acts as both our nominating and corporate governance committee and our compensation committee. The HRCG has the authority to establish and implement our corporate governance practices, nominate individuals for election to the board of directors and evaluate and set compensation with respect to our directors and executive officers, among other things.

Our Board of Directors has adopted a written charter for the HRCG that satisfies the applicable standards of Nasdaq Corporate Governance rules as to both compensation and nominating committee requirements. A copy of this charter is available on our website at http://ir.homestreet.com. Among other things, this charter calls upon HRCG to:

•	develop criteria for selecting new directors and to identify individuals qualified to become board members;

•	select, or recommend that the board select, the director nominees for each annual meeting of shareholders;

•	develop and recommend to the board a set of corporate governance principles applicable to the corporation, including periodic review and reassessment of such principles;

•	administer our equity incentive plans, pursuant to the authority delegated to it by our Board of Directors;

•	set the corporate goals and objectives, if any, relevant to our executive officers’ compensation and evaluate our executive officers’ performance in light of those goals and objectives, if any;

•	establish and provide oversight of compensation philosophy and programs; and

•	oversee and make decisions regarding executive management salaries, incentive compensation, long-term compensation plans and equity plans for our employees and consultants.

Each member of the HRCG meets the independence standards established under Section 10A(m)(3) of the Exchange Act and the proposed rules adopted by the SEC directing the national securities exchanges (including the Nasdaq Stock Market) to adopt independence standards relating to members of compensation committees.

The HRCG held 14 meetings during the last fiscal year. The HRCG’s Committee Report is included in this Proxy Statement.

Human Resources and Corporate Governance Committee Interlocks and Insider Participation

None of the members of the HRCG served as an officer or employee of HomeStreet during fiscal year 2011 or any of the three previous years or has had any relationships or participated in any related party transactions that qualify as “interlocking” or cross-board memberships that are required to be disclosed under the rules of the SEC. See also the “Certain Relationships and Related Transactions” section in this Proxy Statement.

Process for Recommending Candidates for Election to the Board of Directors

The HRCG is responsible for, among other things, determining the criteria for membership to the Board of Directors and recommending candidates for election to the Board of Directors. It is the policy of the HRCG to consider recommendations for candidates to the Board of Directors from shareholders. Shareholder recommendations for candidates to the Board of Directors must be directed in writing to HomeStreet, Inc., 601 Union Street, Suite 2000, Seattle, Washington 98101, Attention: General Counsel, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and HomeStreet within the last three years and evidence of the nominating person’s ownership of HomeStreet stock. Such recommendations must also include a statement from the recommending shareholder in support of the candidate, particularly within the context of the criteria for Board membership, including issues of character, judgment, diversity, age, independence, background, skills, expertise, corporate experience, length of service, other commitments and the like, personal references, and an indication of the candidate’s willingness to serve. Nominees for our Board of Director must also meet any approval requirements set forth by our regulators.

The HRCG regularly reviews the current composition and size of the Board of Directors. The HRCG’s criteria and process for evaluating and identifying the candidates that it recommends to the full Board of Directors for selection as director nominees are as follows:

•

In its evaluation of director candidates, including the members of the Board of Directors eligible for re-election, the HRCG seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and considers (1) the current size and composition of the Board of Directors and the needs of the Board of Directors and the respective committees of the Board of Directors, (2) such factors as issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments and the like, and (3) such other factors as the HRCG may consider appropriate.

•

While we have not established specific minimum qualifications for director candidates, we believe that candidates and nominees must reflect a Board that is comprised of directors who: (1) are predominantly independent, (2) are of high integrity, (3) have broad, business-related knowledge and experience at the policy-making level in business or technology, including their understanding of the Company’s business in particular, (4) have qualifications that will increase overall Board effectiveness and (5) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

•

With regard to candidates who are properly recommended by shareholders or by other means, the HRCG will review the qualifications of any such candidate, which review may, in the HRCG’s discretion, include interviewing references for the candidate, direct interviews with the candidate, requesting additional information to be shared with our regulators or other actions that the HRCG deems necessary or proper.

•

In evaluating and identifying candidates, the HRCG has the authority to retain and terminate any third-party search firm that is used to identify director candidates and has the authority to approve the fees and retention terms of any search firm.

•

The HRCG will apply these same principles when evaluating Board candidates who may be elected initially by the full Board to fill vacancies or add additional directors prior to the annual meeting of shareholders at which directors are elected.

•	After completing its review and evaluation of director candidates, the HRCG recommends to the full Board of Directors the director nominees.

Attendance at Annual Meetings of Shareholders by the Board of Directors

Although HomeStreet does not have a formal policy regarding attendance by members of the Board of Directors at our annual meeting of shareholders, we encourage, but do not require, directors to attend.

Insider Trading Policy and Rule 10b5-1 Trading Plans

HomeStreet has an insider trading policy that prohibits, among other things, short sales, hedging of stock ownership positions and transactions involving derivative securities relating to our common stock. As of December 31, 2011, none of our directors or executive officers had entered into a Rule 10b5-1 trading plan.

Contacting the Board of Directors

Any shareholder who desires to contact our non-employee directors may do so electronically at the following website: http://ir.homestreet.com. Such shareholders who desire to contact our non-employee directors by mail may do so by writing HomeStreet’s Corporate Secretary at HomeStreet, Inc., 601 Union Street, Suite 2000, Seattle, Washington 98101. Our General Counsel receives these communications unfiltered by HomeStreet, forwards communications to the appropriate committee of the Board of Directors or non-employee director, and facilitates an appropriate response. Please note that requests for investor relations materials should be sent to ir@homestreet.com.

Director Compensation

Current Non-Employee Director Compensation

Non-employee directors of HomeStreet, Inc. and the Bank will each earn an annual retainer of $20,000, other than for committee chairs, who will each earn an annual retainer of $30,000, and the chairman of the HomeStreet board of directors and the Bank’s lead director, who will earn an annual retainer of $40,000. In addition, each director earns a fee of $1,000 per board meeting, and each committee member earns an additional fee of $500 per committee meeting (other than for telephonic committee meetings less than two hours in duration, for which the fee is $250). Fifty percent of the annual retainer is paid in cash and the remaining fifty percent is paid in common stock under our 2011 equity incentive plan for non-employee directors described below. All meeting fees are paid in cash.

In addition, upon the closing of the Company’s Offering, the Company made certain grants of restricted stock to our directors. The chairman of HomeStreet received a one-time grant of 1,300 shares under the 2010 Equity Incentive Plan and all other directors received a grant of 850 shares for an aggregate issuance of 9,800 shares. These grants consist of restricted stock that will vest in equal installments over each of the first three anniversaries of the grant date.

We believe that our current overall non-employee director compensation program and the director compensation program in effect in 2011 are reasonable and appropriate based on our review of peer financial institution data and the data provided by our outside compensation consultants.

Directors’ Deferred Compensation Plan

In 1999, we adopted a plan to permit directors to defer all or a portion of their fees received for services as a director that would otherwise be payable in cash (with a minimum $2,500 deferral in a plan year for those who elect to make such deferrals). Interest earned on participant deferrals is equal to the average five year daily treasury rate for the quarter. A participant or his or her beneficiary will begin receiving a distribution of his or her deferrals for a particular plan year upon the earliest of (1) a future date specified by the participant, (2) the participant’s death or (3) the date the participant ceases to be a director. The form of payment includes either a single lump sum payment or annual installment payments over a period of up to ten years. The participant has a limited ability to change these elections.

2011 Equity Incentive Plan for Non-Employee Directors

Our shareholders have approved the 2011 HomeStreet, Inc. Equity Incentive Plan for Non-Employee Directors, which was implemented upon the closing of the Company’s Offering. This plan reserves for issuance awards of up to 84,000 shares of our common stock in order to provide for compensation to directors for one-half of the annual board compensation as described above. All such awards are fully vested immediately upon issuance.

Compensation for Employee Directors

Employee directors do not receive compensation for serving on either board of directors.

Director Compensation Table

The following table shows the compensation paid to our non-employee directors for 2011. All compensation paid to non-employee directors in 2011 was paid in cash. Employee directors are not compensated separately for their services as directors. Effective upon the closing of our initial public offering on February 15, 2012 the majority of our then-existing board of directors resigned and certain new directors were appointed to the vacancies. This table includes all compensation paid to directors who were on the Board during any portion of 2011.

Name	Fees Earned or Paid in Cash($)
Brian P. Dempsey (1)	63,625
David A. Ederer (1)	50,900
Gerhardt Morrison (1)	51,450
Janet L. Westling (1)(2)	43,889
Bruce W. Williams	22,508
Marcia F. Williams (2)	27,158
Wendy S. Williams (2)	19,408
Karen M. Zimmerman (2)	19,808
Steven W. Zimmerman (2)	19,408
Glory C. Beijar (1)(3)	11,872

(1)	Directors are paid based on Bank compensation policy for individuals who serve as directors of both HomeStreet and the Bank.
(2)	Resigned effective February 15, 2012.
(3)	Resigned effective August 25, 2011.

EXECUTIVE OFFICERS

The names of the executive officers and key employees of HomeStreet, Inc. and its wholly owned subsidiary HomeStreet Bank, their ages, their positions with the Company and the Bank and other biographical information as of April 2, 2012, are set forth below, except for the biographical information for Mr. Mason, which can be found above under “Proposal 1 — Information Regarding the Board of Directors and Nominees.” Except for Bruce Williams, director, and Kathryn Williams, Senior Vice President, Community Relations, who are siblings, there are no family relationships among any of our directors or executive officers.

Name	Age	Position at HomeStreet, Inc.	Position at HomeStreet Bank
Mark K. Mason	52	Vice Chairman, Chief Executive Officer, President, Acting Chief Financial Officer (1)	Chairman, Chief Executive Officer, President, Acting Chief Financial Officer (1)
Jay C. Iseman	52	Executive Vice President, Chief Credit Officer	Executive Vice President, Chief Credit Officer
Godfrey B. Evans	58	Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary	Executive Vice President, Chief Administrative Officer; General Counsel, and Corporate Secretary
Richard W.H. Bennion	62	Executive Vice President	Executive Vice President, Residential Lending Director
Patricia A. Leach	60	Executive Vice President	Executive Vice President, Income Property Lending Director
Paul J. Battaglia	48		Senior Vice President, Credit Administration Counsel
Susan C. Greenwald	53		Senior Vice President, Single Family Lending Operations Director
Mark C. Gregory	47		Senior Vice President, Chief Information Officer
Kathleen A. Kanealii	63		Senior Vice President, Business Banking Director
Paulette Lemon	56		Senior Vice President, Retail Banking Director
Pamela J. Taylor	60		Senior Vice President, Human Resources Director
Jeffrey L. Todhunter	56		Senior Vice President, Residential Construction Lending Director
Darrell van Amen	46	Senior Vice President, Treasurer	Senior Vice President, Asset/Liability Manager, Treasurer
Mary L. Vincent	53		Senior Vice President, Risk & Regulatory Oversight Director
Kathryn A. Williams	65		Senior Vice President, Community Relations Director
Jeffery D. Schlenker	44		Senior Vice President, Investment Services Sales Manager
Mary E. Francis	47		Senior Vice President, Cash Management Director
Cory D. Stewart	40	Senior Vice President, Controller	Senior Vice President, Finance Director

(1)	Appointment to acting Chief Financial Officer pending regulatory approval.

Jay C. Iseman, Executive Vice President and Chief Credit Officer of HomeStreet, Inc. and the Bank. Mr. Iseman joined the Bank in August 2009 and currently serves as the Executive Vice President and Chief Credit Officer of the Company and the Bank. Prior to his current position and since joining the Company in 2009, Mr. Iseman has served as Senior Vice President, Credit Administration and Vice President, Special Assets Group and OREO Group Manager and Income Property Credit Administrator. Mr. Iseman served as senior vice president and senior portfolio manager of commercial special assets with Bank of America between 2008 and 2009 and as vice president and client manager with Bank of America from 2000 to 2007. During 2008, prior to returning to Bank of America, Mr. Iseman served as vice president and senior relationship manager with Key Bank Real Estate Capital. Mr. Iseman holds a bachelor’s degree in Business Administration and Economics from Seattle Pacific University and a certificate of advanced study in International Finance and Marketing from the American Graduate School of International Management.

Godfrey B. Evans, Executive Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary of HomeStreet, Inc. and the Bank. Mr. Evans joined HomeStreet in November 2009 and currently serves as the Executive Vice President, General Counsel and Chief Administrative Officer. From 2008 until joining HomeStreet, Mr. Evans was the managing director of the bankruptcy and restructuring practice group at Marshall & Stevens. Prior to this, Mr. Evans served as interim general counsel and chief restructuring officer for Chapeau, Inc. From 2005 to 2008, Mr. Evans served as a practicing attorney and as a project professional for Resources Global Professionals, and from 1987 to 2002, Mr. Evans served as executive vice president, chief administrative officer, general counsel and corporate secretary for Fidelity Federal Bank and its publicly traded holding companies, Bank Plus Corporation and Citadel Holding Corporation. Mr. Evans also served as an attorney for Gibson, Dunn & Crutcher LLP from 1982 to 1987. Mr. Evans is admitted to practice law in California and in Washington, D.C. Mr. Evans holds a bachelor’s degree and a master’s degree in Architecture from the University of California, Berkeley and a law degree from Loyola Law School in Los Angeles.

Richard W.H. Bennion, Executive Vice President of HomeStreet, Inc.; Executive Vice President and Residential Lending Director of the Bank. Mr. Bennion joined HomeStreet in 1977 and currently serves as the Bank’s Executive Vice President and Residential Lending Director. He has been a member of the Fannie Mae Western Business Center Advisory Board since 2004, Chair of the Housing Partnership, a nonprofit organization, from 2001 to 2007 and a member of the University of Washington Milgard School of Business Advisory Board since 2004. Mr. Bennion is the past director of the Homebuilders Association of Tacoma-Pierce County, the past director and president of Puget Sound Mortgage Lenders Association and Washington Mortgage Lenders Association. Mr. Bennion holds a bachelor’s degree in History and China Regional Studies from the University of Washington and a masters of business administration from the University of Washington and is a graduate of the School of Mortgage Banking.

Patricia A. Leach, Executive Vice President of Home Street, Inc.; Executive Vice President and Income Property Lending Director of the Bank. Ms. Leach joined the Bank in 1985 and since 1998 has served as the Executive Vice President and Income Property Lending Director. Since 1985 Ms. Leach has also served as Senior Vice President and Manager of Income Property Finance, Vice President and Income Property Loan Officer, and income property loan closer. Ms. Leach is a member of the board of directors of the Seattle Housing Resources Group, member of Commercial Real Estate Women, member of National Association of Industrial and Office Parks, past chair and member of Embers, an industry peer group, and a member of the mortgage banking committee of the Mortgage Bankers Association of America. She is also treasurer of the Urban Land Institute of Seattle. Ms. Leach previously served as chairperson of Embers, chairperson of the Affordable Housing Committee, co-chairperson of the Multifamily Committee, a member of the board of directors of Common Ground, a member of the Income Property Committee of Seattle Mortgage Bankers, a member of the Fannie Mae Housing Impact Advisory Council and a member of the Fannie Mae Partnership Office Advisory Council. Ms. Leach received her bachelor’s degree in Anthropology from the University of New Hampshire and a Master Urban & Regional Planning degree in Housing and Real Estate Finance from George Washington University.

Paul J. Battaglia, Senior Vice President, Credit Counsel of the Bank. Mr. Battaglia has served the Bank since 2010. Mr. Battaglia’s career in both private practice and as in-house bank counsel has focused on commercial, real property, bank litigation issues and mortgage default servicing issues. Prior to joining the Bank, Mr. Battaglia was of counsel to Williams, Kastner & Gibbs from 2009 to 2010, senior in-house counsel at Washington Mutual Bank and JP Morgan Chase from 2005 to 2009. Mr. Battaglia holds a bachelor’s degree in English from the University of Puget Sound, a J.D. from the University of Washington and is a member of the Washington State and Federal Bar Associations.

Susan C. Greenwald, Senior Vice President, Single Family Lending Operations Director of HomeStreet Bank. Ms. Greenwald joined the Bank in 1984 and currently serves as Senior Vice President, Single Family Lending Operations Director. Ms. Greenwald began her career at the Bank as a secondary marketing assistant and has served in a number of lending-related management roles. Ms. Greenwald has also served as a director and treasurer of Common Ground and a legislative and legal affairs committee member of Seattle Mortgage Bankers Association. Ms. Greenwald has been a member of Seattle Mortgage Bankers since approximately 1987 and is an active participant on various industry committees. She holds a bachelor’s degree in Economics from Southern Oregon College.

Mark C. Gregory, Senior Vice President and Chief Information Officer of the Bank. Mr. Gregory joined the Bank in 2007 as Chief Information Officer. Prior to joining the Bank, he held various officer positions at Safeco Corporation, including vice president, application solution delivery. Mr. Gregory holds a bachelor’s degree in Mathematics and Computer Science from Park College, Kansas City.

Kathleen A. Kanealii, Senior Vice President, Business Banking Director of the Bank. Ms. Kanealii joined the Bank in 2002 as Senior Vice President and Business Banking Director. Prior to joining the Bank, Ms. Kanealii served Bank of America as senior vice president and senior relationship manager for middle market commercial lending, and vice president, business banking. Ms. Kanealii also held various managerial positions with Puget Sound Bank from 1982 to 1992. She has served as treasurer at Northwest Associated Arts since 1995.

Paulette Lemon, Senior Vice President, Retail Banking Director of the Bank. Ms. Lemon joined the Bank in 1985 and since 2001 has served as Senior Vice President, Retail Banking Director and as Vice President, Retail Bank Operations Manager prior to 2001. She holds a bachelor’s degree in Business Administration from Western Washington University and she has completed graduate work in banking at National School of Banking through Fairfield University. She is an associate member for the Corporate Council of the Arts.

Pamela J. Taylor, Senior Vice President, Human Resources Director of the Bank. Ms. Taylor joined the Bank in 1998 as Senior Vice President and Human Resources Director. She holds a senior professional human resource certification from the Society for Human Resource Management and a bachelor’s degree in English from California State University, Northridge. Prior to joining HomeStreet, Ms. Taylor served as executive vice president, human resource director for MetLife Capital Corporation from 1986 to 1998.

Jeffrey L. Todhunter, Senior Vice President, Residential Construction Lending Director of the Bank. Mr. Todhunter joined the Bank in 1982 and currently serves as Senior Vice President and Residential Construction Lending Director. Prior to his current position with the Bank, he served as vice president and branch manager of the Bellevue lending branch from 1990 to 1997 and construction department manager of the Bellevue lending branch from 1982 to 1989. He holds a bachelor’s degree in Business Administration from the University of Washington.

Darrell van Amen, Senior Vice President, Asset/Liability Manager, Treasurer of the Bank; Senior Vice President and Treasurer of HomeStreet, Inc. Mr. van Amen joined the Bank in 2003 and currently serves as Senior Vice President and Treasurer. Prior to his current position with the Bank, he was the Vice President, Asset/Liability Manager and Treasurer of the Bank and the Company from 2003 to 2010. Prior to that, Mr. van Amen served as the quantitative analytics manager for the Royal Bank of Canada, vice president and balance sheet manager at Old Kent Financial. He holds a bachelor’s degree in Economics from Weber State University and a master’s degree in Economics from Claremont Graduate University.

Mary L. Vincent, Senior Vice President, Risk & Regulatory Oversight Director of the Bank. Ms. Vincent joined the Bank in 1987 and currently serves as Senior Vice President, Risk and Regulatory Oversight Director.

Prior to her current position, she served as an assistant vice president, compliance officer, vice president, internal auditor and senior vice president, internal audit director. Ms. Vincent is a member of the Seattle chapter of the Risk Management Association and a member of the Enterprise Risk Management working group of the American Bankers Association. She holds a bachelor’s degree in Business Administration, Finance from the University of Washington and is a graduate of the Pacific Coast Banking School.

Mary Francis, Senior Vice President, Cash Management Director of the Bank. Ms. Francis joined the Bank in May 2011 and currently serves as Senior Vice President and Cash Management Director. She is a member of both the regional and national chapters of the Association for Financial Professionals and received her Certified Treasury Professional certification in 1997. Ms. Francis has more than seventeen years of cash management sales experience and most recently managed the cash management department of Puget Sound Bank, a community bank located in Bellevue, Washington. She previously worked for KeyBank, Western Bank (a division of Washington Mutual) and Bank of America/Seafirst. Ms. Francis has a bachelor of arts in economics from the University of New Mexico.

Kathryn A. Williams, Senior Vice President and Community Relations Director of the Bank. Ms. Williams served as a member of the board of HomeStreet, Inc. from 1994 to 2012 and as a member of the board of the Bank from 1999 to 2012. Ms. Williams resigned as a director of HomeStreet, Inc. and HomeStreet Bank effective with the completion of our initial public offering. She has served as Senior Vice President of the Bank since 1988, and as Vice President of Loan Administration at the Bank from 1978 through 1985. She returned to the Bank in 1988 as Senior Vice President and Director of Communications and Marketing, subsequently moving to her current position of Senior Vice President, Director of Community Relations in 2000. Ms. Williams has also held leadership roles with a number of community organizations, including serving on the Advisory Board for the University of Washington, School of Social Work, the board of directors of the Woodland Park Zoo, the board of directors of the Mountain-to-Sound Greenway, the board of trustees of Seattle Rotary, and the board of directors of the Downtown Seattle Association. Ms. Williams received a bachelor’s degree in Sociology from University of Washington, a master’s degree in social work from University of Washington School of Social Work, a master’s of business administration in Finance from University of Puget Sound, and is a graduate of the School of Mortgage Banking and an Accredited Mortgage Professional (AMP). Ms. Williams is the sister of director Bruce Williams, and former directors Wendy Williams and Marcia Williams. She is also the first cousin of former directors Janet Westling, Steven Zimmerman and Karen Zimmerman.

Jeffery D. Schlenker, Senior Vice President, Program Manager of HomeStreet Investment Services of the Bank. Mr. Schlenker joined the Bank in February 2011 and currently serves as Senior Vice President and Program Manager of HomeStreet Investment Services. Mr. Schlenker was previously president of Sterling Savings Bank’s investment subsidiary from January 2004 to April 2008. Prior to that, Mr. Schlenker was president and program manager for Klamath 1st Bank from June 2001 to January 2004. Mr. Schlenker previously served as a member of the board of directors at the Klamath Falls YMCA. He also served as Thunderbird District Finance Chair with the Boy Scouts of America; United Way Committee Chair for Klamath 1st Bank; member of Tenant in Common Association and member of Klamath Falls, Oregon and Spokane, Washington Chambers of Commerce. He is currently a member of the Bank Securities Insurance Association and currently serves as a partner and volunteer with Habitat for Humanity. Mr. Schlenker has a bachelor of science in business administration — finance from the University of Phoenix.

Cory D. Stewart, Senior Vice President and Controller of HomeStreet, Inc. and Senior Vice President, Finance Director of the Bank. Mr. Stewart joined the Company in March 2012 and currently serves as Senior Vice President and Controller of the Company. Mr. Stewart was previously the director of finance at Volt Information Sciences, Inc. from February 2009 to March 2012. Prior to that, Mr. Stewart spent over seven years from October 2001 to February 2009 in various finance, accounting and enterprise risk management roles at Washington Mutual, Inc. and is a licensed CPA in the state of Washington and a CFA charterholder since 2002. He graduated cum laude with a bachelor’s degree in accounting and an MBA from the University of Utah.

The current terms of the executive officers will expire at such time as their successors are elected.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our compensation philosophy and programs have been directly impacted by the economic downturn that began in late 2007. Generally, we implemented compensation practices consistent with our complementary goals of preserving the Bank’s safety and soundness, assuring the survival and success of HomeStreet, fairly compensating employees, and attracting and retaining management and other employees whom we believe to be capable of addressing the regulatory and business challenges confronting the Company and the Bank and execute our business strategy. More specifically:

•

In order to address the impact of the economic downturn, in the fall of 2009 the Bank hired a new Chief Executive Officer and Chief Financial Officer with turnaround skills and experience we believe were necessary to resolve problem assets and recapitalize HomeStreet. The unique circumstances of the Bank required special compensation arrangements to attract individuals with these specialized skills. Our Human Resources and Corporate Governance Committee, or HRCG, which acts as our compensation committee, hired Towers Watson, an independent third-party compensation consultant, to review and advise HRCG in connection with such compensation arrangements. As a result of that review, the HRCG determined that the compensation packages offered to the Chief Executive Officer and Chief Financial Officer were appropriate and commensurate with the services required. Subsequently, the regulators posed no objection to the arrangements for those officers.

•

Beginning in 2009, we imposed a general freeze on salary increases and in 2009, 2010 and 2011 we also suspended contributions to the Employee Stock Ownership Plan (“ESOP”). In addition, we suspended our employer matching contribution under our 401(k) plan from July 2009 to July 2010.

•

We awarded a special, one-time performance and retention incentive bonus to certain key executives in the second half of 2010 to incentivize and retain such key executives and to recognize their efforts in improving HomeStreet’s financial and regulatory condition. In addition, we granted nonqualified stock options, which we refer to as the “2010 retention grants,” to certain senior officers in an effort to retain those individuals and focus management on stabilizing and recapitalizing the Bank.

•

In May 2011, we entered into employment agreements with our Chief Executive Officer, Chief Financial Officer, Chief Credit Officer and Chief Administrative Officer with the goal of providing stability to the Company and retaining the leadership, talent, skills, expertise and experience that they provide to us as they implement our turnaround plan.

•

In May 2011, to provide additional compensation incentives and reward certain key executives who have played an important role in recapitalizing the Bank through our initial public offering, our Board also approved grants of restricted stock awards and stock options to senior executive officers under our 2010 equity incentive plan, with such grants becoming effective upon the closing of our initial public offering.

Following the closing of our initial public offering in February 2012 and the subsequent recapitalization of the Bank, the Company re-adopted the compensation philosophy, described below, consistent with a financially stable and well-capitalized financial institution.

Compensation Program Objectives and Philosophy

We believe it is critical to HomeStreet’s success to attract, retain and incentivize highly qualified executives and to promote a high-performance culture. We have therefore adopted compensation policies that we believe reward executives for achieving and maintaining short- and long-term performance that builds shareholder value. The principles underlying our executive compensation policies and programs include:

•	provide levels of compensation competitive with those offered by our peers and competitors and consistent with our level of performance;

•	attract and retain the most qualified and experienced individuals available to further our success;

•	align the interests of executives and shareholders by linking a significant portion of an executive’s compensation to HomeStreet’s short- and long-term financial performance; and

•	reward and motivate appropriate executive behavior that produces strong financial results while managing risks and promoting regulatory compliance.

This philosophy pertains to executive compensation as well as employee compensation at all other levels throughout our organization.

Notwithstanding our overall compensation objectives, incentive compensation opportunities for specific individuals may vary based on a number of factors, including competing compensation programs available for similar positions, scope of duties, tenure, specialized experience, institutional knowledge and performance. With the exception of our Chief Executive Officer, whose incentive compensation is tied exclusively to corporate performance, we believe a portion of each executive’s potential compensation should be tied to individual performance as evaluated by the HRCG and the Chief Executive Officer (other than for our Chief Executive Officer, whose performance is evaluated solely by the HRCG). In addition, we believe a meaningful portion of each executive’s total compensation opportunity should be linked to our long-term company-wide goals of safety and soundness, increased shareholder value and risk management. Actual compensation in a given year will vary from the target compensation levels based primarily on the attainment of operating goals, the Company’s overall performance, and changes in shareholder value. In some instances, the amount and structure of compensation results from arm’s-length negotiations with executives, which terms reflect an increasingly competitive market for proven expertise and managerial talent. We design our compensation programs and make individual pay decisions and adjustments in the context of this philosophy.

Decision Making and Policy Making

The HRCG is responsible for setting the policies and compensation levels for our directors and named executive officers and for determining the compensation of our Chief Executive Officer. See “Management — Committees of the Board of Directors — Human Resources and Corporate Governance Committee.” Certain members of senior management, including the Chief Executive Officer, Chief Human Resources Officer, General Counsel and Risk and Regulatory Oversight Director regularly participate in the HRCG process for compensating named executive officers. Executive officers in attendance may provide their insights and suggestions, but only independent committee members may vote on decisions regarding executive compensation, and executive officers are excluded from deliberations regarding their own compensation. In particular, the Chief Executive Officer provides recommendations relating to other executive officers; however, after the HRCG reviews and discusses the Chief Executive Officer’s compensation with him, final deliberations and all votes regarding his compensation are made in executive session, without the Chief Executive Officer present. The committee also ordinarily reviews recommendations and input from compensation consultants regarding executive officers’ compensation.

Participation levels in all incentive programs for named executive officers are established by the HRCG at the beginning of each fiscal year. These participation levels may be increased or decreased after the beginning of a fiscal year at the discretion of the committee. However, it has been the practice of the HRCG to do so only in the event of a material change in an executive officer’s responsibilities. In establishing incentive plan participation levels, the HRCG considers market data relating to compensation practice of our peers as well as internal parity. We do not follow formal guidelines for establishing internal parity, but we do seek to correlate organizational responsibility with participation level. We generally do not pay bonuses under any of our incentive programs for any of our officers, including the Chief Executive Officer and Chief Financial Officer, until our independent public accountants have completed their annual audit.

Interaction with Consultants

The HRCG periodically solicits advice from outside compensation consultants on its compensation policies and practices. In 2010, the HRCG retained Amalfi Consulting, LLC, now McLagan, as an independent third-party consulting company specializing in providing compensation consulting services to financial institutions, to assess our compensation programs and policies. In 2010 and early 2011, McLagan assessed our incentive compensation programs and made recommendations with respect to the Sound Incentive Compensation Policy Final Guidelines as adopted by our regulators effective June 2010 and the guidelines to be implemented under the Dodd-Frank Wall Street Reform and Consumer Protection Act. The HRCG reviewed the McLagan report and took it into consideration in determining its 2011 incentive plan arrangements for the entire organization.

Based upon a review of the assessment conducted by McLagan in 2010 and early 2011 and an internal review by our human resources department in 2011, we believe that our compensation policies and practices do not encourage excessive risk-taking and are not reasonably likely to have a material adverse effect on HomeStreet. We have implemented certain compensation practices to comply with these guidelines such as:

•

We have designed incentives tied to short-term revenue and profits with elements that include qualitative components such as credit quality, and we retain the discretion to adjust awards should an employee’s activities expose HomeStreet to excessive or inappropriate risk.

•	We eliminated incentive payments on terms and conditions of the loans from our single family loan officer incentive plans.

•

We have created strong controls over the process for designing, implementing and monitoring incentive pay, which are incorporated into the overall compliance framework. All incentive compensation plans are approved by the HRCG as required by regulatory guidelines.

CEO & CFO Peer Group Benchmarking

In 2009, the HRCG, with the assistance of outside compensation consultants, established peer group benchmarks for the new Chief Executive Officer and Chief Financial Officer positions. Peer group benchmarking was not used over the three preceding years for other management positions because we were not increasing base salaries for those other officers. For determining competitive pay for our Chief Executive Officer and Chief Financial Officer in 2009, we considered compensation information for equivalent positions of the following banks:

Banner Corp	Glacier Bancorp

Cascade Bancorp	Pacific Capital Bancorp

Central Pacific Financial, Inc.	Pacwest Bancorp

CoBiz Financial Inc	Sterling Financial Corporation

Columbia Banking System Inc	TriCo Bancshares

CVB Financial Corp.	Umpqua Holdings Corporation

Firstfed Financial Corp.	Washington Federal Inc

Washington Trust Bancorp	WestCoast Bancorp

Westamerica Bancorporation	Western Alliance Bancorp

Frontier Financial Corp

In November 2011, the HRCG subsequently engaged EW Partners, Inc. (“EW Partners”) to provide updated peer group benchmarks for our Chief Executive Officer in order to determine if the compensation package provided for that executive officer would require any adjustments to be competitive in 2012, especially in light of the importance of Mr. Mason to our recapitalization and turnaround plans. Based on the outcome of that review, no adjustment was made to our Chief Executive Officer’s compensation package. For determining competitive pay for our Chief Executive Officer in November 2011, we considered survey-based information aggregating compensation statistics for similarly situated institutions as well as compensation information for Chief Executive Officers from institutions in our peer benchmark group as independently assessed by EW Partners. The EW Partners’ peer group included a slightly different list of institutions from the peer group used in 2009, and was made up of the following banks:

Banner Corp.	Nara Bancorp Inc.

B of I Holding Inc.	Pacific Capital Bancorp

Center Financial Corp.	Pacwest Bancorp

Columbia Banking System Inc.	Sterling Financial Corporation

CVB Financial Corp.	TriCo Bancshares

F&M Bank of Long Beach	W.T.B. Financial Corp.

Hanmi Financial Corp.	Westamerica Bancorp

Mechanics Bank	Wilshire Bancorp Inc.

Summary Components of Compensation

Currently, the compensation package for our named executive officers is comprised of base salary, an annual short-term cash incentive plan, equity opportunity awards, a 401(k) plan, health and welfare benefits plan and perquisites.

Base Salary

Named Executive Officers. A base salary is provided to HomeStreet executives to pay for the basic day-to-day job performance and to provide some level of security and consistency. HomeStreet’s executive base salaries are intended to be competitive with our peers. With the exception of the base salaries for our Chief Executive Officer and Chief Financial Officer, which are discussed below, aggregate base salaries for our named executive officers are established at approximately the median of competitive market data. The HRCG typically considers several factors when setting the base salaries of each named executive officer. These factors include compensation surveys, the officer’s level of experience and responsibilities, parity of positions with similar responsibilities and the officer’s performance. We evaluate each named executive officer on an annual basis and may adjust his or her base salary based on such evaluation. Salary increases ordinarily are effective on January 1 of each year. Salary surveys have been performed on an ad hoc basis for the purposes of hiring employees but as no base salary increases have been granted to any named executive officers since 2008, no base salary surveys were conducted during 2009, 2010 or 2011 other than the Chief Executive Officer’s base salary, which was reviewed in November 2011.

2010 Chief Executive Officer and Chief Financial Officer. As discussed above, in January 2010 we hired a new Chief Executive Officer and Chief Financial Officer to help us turn around and recapitalize the Company. The unique circumstances presented by the Bank’s financial condition and the market downturn had a direct impact on the compensation packages for those individuals and resulted in a higher than median base salary in comparison to executives at comparable but healthy institutions. In setting the base salaries for our Chief Executive Officer and Chief Financial Officer, the HRCG considered the peer group benchmarks suggested by an outside compensation consultant. All elements of compensation were reviewed including base salary, short-term incentive, long-term incentives and supplemental benefits/perquisites for the years 2003 to 2008. In addition, in November 2011 to determine the competitiveness of our Chief Executive Officer’s compensation package, our HRCG considered the peer group benchmarks and survey information suggested by an outside compensation consultant which included a review of the same elements of compensation. As a result of that review no adjustment was made to our Chief Executive Officer’s compensation package.

Short-Term Incentive Compensation

2011 Management/Support Performance-Based Annual Incentive Plan

HomeStreet executives participate in a short-term cash incentive plan in order to increase performance and to achieve annual goals. In 2011, we implemented a Management/Support Performance-Based Annual Incentive Plan (the “Management/Support Plan”) which applies to certain eligible employees, including the named executive officers. The annual incentive awards granted under this plan provide for payments based upon attainment of specified goals that are intended to align the interests of employees with the interests of HomeStreet. We do not believe any element of the Management/Support Plan encourages participants to incur excessive or unnecessary risks to HomeStreet’s assets or reputation.

The Management/Support Plan design incorporates a tiered approach with annual incentive awards linked to the achievement of pre-defined corporate, department and individual performance goals. The incentive ranges are designed to provide market-competitive payouts for the achievement of target and maximum performance goals. Award opportunity levels, expressed as a percent of salary, have been set for each eligible employee for each plan year. The actual payouts will be calculated as a proportion of minimum, target and maximum performance levels. HomeStreet’s performance will be based on overall success as measured by criteria determined by the HRCG, with input from our Chief Executive Officer. In establishing the specific metrics for the Management/Support Plan, the HRCG focuses, among other things, on mitigating the possibility that such metrics will encourage participants to incur excessive or unnecessary risk. The department and/or individual performance will be based on the department and/or plan participant’s individual success as measured against the predetermined goals. The percentage of payout for overall performance of HomeStreet and for department and/or individual performance will be allocated based on the specific weighting of the goals, the participant’s annual incentive award tier, and the actual performance compared to the pre-determined minimum, target and maximum performance levels. The established incentive targets as a percentage of base salary are: 50.0% for the Chief Executive Officer, 40.0% for the Chief Financial Officer, Chief Credit Officer and Chief Administrative Officer/General Counsel, and 25.0% to 50.0% for business unit executive officers. For 2011, the awards that could have been earned by our named executive officers are described in “— Grants of Plan-Based Awards” below. We paid out amounts earned under the Management/Support Plan awards for 2011 in April 2012 following the completion of our annual audit.

The corporate component for the Management/Support Plan is based on adjusted operating income which we refer to as “Adjusted Operating Income.” Adjusted Operating Income is based on pretax income plus loan loss provision and OREO expenses, gains and losses on sales of nonperforming assets, OREO valuation adjustments and accruals for incentive payments for all plan participants. Additionally, for our Chief Executive Officer and Chief Financial Officer, the corporate component of their incentive awards for 2011 was based on Adjusted Operating Income as well as on the following asset quality and performance metrics:

•	decreases in the ratio of nonperforming assets to total assets;

•	decreases in the ratio of classified assets to total assets;

•	improvements in net interest margin;

•	growth in core deposits; and

•	a discretionary component that takes into account other key business results.

Adjustment or Recovery of Awards

The Management/Support Plan includes a provision allowing for the reduction or recovery of awards if the HRCG determines that materially inaccurate financial information was used in setting that award or if the recipient’s activities posed risk to the Company. The HRCG will determine the amount of any award that was overpaid as a result of inaccurate information and will send the participant a recovery notice specifying the overpayment amount and the terms for repayment. This clawback period has a rolling three-year look back.

In addition, Section 304 of the Sarbanes-Oxley Act of 2002 provides a basis to recover incentive awards in certain circumstances. If we are required to restate our financials due to noncompliance with any financial reporting requirements as a result of misconduct, our Chief Executive Officer and Chief Financial Officer must reimburse the Company for: (1) any bonus or other incentive or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (2) any profits the executive realized from sales of HomeStreet securities during that period.

Cash Incentive Awards

In 2011, our named executive officers were granted incentive awards that the company paid in cash on April 15, 2012 based solely on the terms of the Management/Support Plan described above.

The Chief Executive Officer and Chief Financial Officer received cash incentive awards in 2011 based on attaining the following corporate objectives and metrics: (1) achieving Adjusted Operating Income at a target of $43.3 million (2) reducing non-performing assets to total assets to 5.8% (3) reducing classified assets to total assets to below 9.0% (4) achieving a net interest margin of at least 2.46% and (5) increasing core deposits by at least 3.0%. Mr. Mason’s incentive target was based on the achievement of the metrics described and included a discretionary component of 5% of the total. The Company’s Adjusted Operating Income as calculated for purposes of the Management/Support Incentive Plan was $51.9 million. Mr. Hooston’s incentive target was divided into two components: 50% corporate performance, as described above and 50% individual performance. Mr. Mason’s and Mr. Hooston’s cash incentive awards were $481,226 or 160.4% of target and $89,014 or 74.2% of target, respectively. Mr. Mason and Mr. Hooston’s incentive award payments were contingent on the company achieving positive net income. As of year-end 2011, the company earned $16.1 million in net income.

The remaining named executives received cash incentive awards in 2011 as follows: Mr. Evans and Mr. Iseman’s incentive targets were two components: 50% corporate performance and 50% individual performance. Corporate performance for these executives was based on achievement of Adjusted Operating Income at a target of $43.3 million. Mr. Evans and Mr. Iseman’s cash incentives were $167,496 or 174.5% of target and $143,580 or 179.5% of target, respectively. Mr. Bennion’s incentive target was three components: 20% corporate performance based on operating income at a target of $43.3 million, 60% business unit performance based on single family loan production and profit and 20% individual performance. Mr. Bennion’s cash incentive was $175,013 or 172.4% of his target award. Mr. Bennion also received a discretionary award of $124,987 for a total award of $300,000. This additional discretionary award was for the significant contribution to the company’s 2011 operating results from the single family mortgage origination activities under Mr. Bennion’s leadership.

Equity Incentive Compensation

2010 Equity Incentive Plan. On January 20, 2010, the shareholders approved the 2010 Equity Incentive Plan (the “2010 Plan”), which authorizes the grant of nonqualified and incentive stock options, stock appreciation rights (“SARs”), restricted stock awards, restricted stock units, stock bonus awards and cash incentive bonus awards. The 2010 Plan became effective upon the closing of our initial public offering in February 2012. We are authorized to issue up to 706,356 shares of our common stock issuable under the 2010 Plan, however, our Board of Directors have indicated that they intend to limit the amount of aggregate awards to be granted under the 2010 Plan such that the total amount of all awards including certain awards made outside of the plan in 2010 as retention grants will not exceed 10.0% of our outstanding shares of common stock as measured immediately after the closing of our initial public offering in February 2012, excluding any shares issued under restricted stock awards granted effective upon the completion of such offering. The purpose of the 2010 Plan is to give us a competitive position in attracting, retaining and motivating officers, employees, directors and consultants and to provide a means whereby officers, employees, directors and consultants can acquire common stock or earn incentive compensation based on the value of our common stock, thereby strengthening their commitment to HomeStreet and promoting an identity of interest with our shareholders. We do not believe that any element of the 2010 Plan encourages excessive or unnecessary risks to HomeStreet’s assets or reputation. The 2010 Plan will be administered by the HRCG. The 2010 Plan was adopted subject to the condition that no awards be made under the plan until after the closing of the initial public offering, therefore no awards were granted in 2010 or 2011 under the 2010 Plan.

The 2010 Plan allows for a range of equity grants, including stock options, restricted stock or restricted stock units, stock bonuses or incentive bonus awards. In addition, the plan authorizes the HRCG to provide that the grant, vesting or settlement of any award made under the plan may be subject to one or more pre-established performance goals. The HRCG granted stock option awards in connection with the closing of our initial public offering in February 2012 that were subject to vesting based on increases in our stock price above the initial public offering price, but to date the HRCG has not made any other awards conditioned on satisfaction of performance goals.

Equity Grants Effective at Closing of our Initial Public Offering

In May 2011, the Board of Directors approved grants of stock options and restricted stock awards to be made to our executive officers and senior managers upon the closing of our initial public offering, which we completed in February 2012, in order to maintain the existing ownership percentage targets for those executive officers and senior managers. These grants were allocated 25% to restricted stock awards and 75% to stock options; the stock options vest ratably on the first, second and third anniversaries of the completion of the initial public offering while the restricted stock grants vest upon the occurrence of certain events based upon an increase in the price of our common stock in comparison to the price at which the initial public offering was consummated: one-third of the restricted stock awards vest upon an increase in our stock price of 25.0% from the offering price; an additional one-third vest upon an increase of 40.0% from the offering price and the remaining one-third vest upon an increase of 50.0% from the offering price. We issued an aggregate of 356,969 shares of our common stock as part of those grants. The following table sets forth the amount of each of these grants made to the named executive officers:

Name and Principal Position	Ownership Target as % of Outstanding Stock Post- Offering	# of Shares Granted as Restricted Stock Award	# of Shares Granted as Stock Option Award	Aggregate # of Shares Granted as Equity Awards at Closing
Mark K. Mason Chief Executive Officer	3.7%	40,362	121,084	161,446

David E. Hooston (1) Executive Vice President, Chief Financial Officer	1.0%	11,302	33,904	45,206

Godfrey B. Evans Executive Vice President, Chief Administrative Officer, General Counsel & Corporate Secretary	0.7%	8,072	24,216	32,288

Jay Iseman Executive Vice President, Chief Credit Officer	0.7%	8,072	24,216	32,288

Richard W. H. Bennion Executive Vice President, Residential Lending Director	0.3%	3,228	9,686	12,914

(1)	Mr. Hooston’s employment with HomeStreet terminated effective as of March 31, 2012. None of these awards were vested upon Mr. Hooston’s departure and, as such, were forfeited by Mr. Hooston.

2010 Retention Grants. In 2010, the HRCG approved a one-time grant of nonqualified stock option awards that were made outside of the 2010 Plan. We refer to these awards in this Proxy Statement as the “2010 retention grants.” These awards were granted to retain certain key executives and to focus management on our restructuring and recapitalization. The Chief Executive Officer and Chief Financial Officer each received a one-time grant of nonqualified stock options for their efforts in improving our financial condition and reducing overall credit risk and nonperforming assets. On October 22, 2010, our Chief Executive Officer received 100,000 options, our Chief Financial Officer received 28,000 options and our Executive Vice President, Chief Administrative Officer/General Counsel received 20,000 options. Each of these options had an exercise price of $1.50 per share. In addition, on November 29, 2010, other of our executive officers received 2010 retention grants with an exercise price ranging from $1.125 to $1.50 per share. As part of those grants, our Executive Vice President, Chief Credit Officer received a grant of 4,000 options related to his prior position as Senior Vice President, Credit Administration Manager at an exercise price of $1.50 per share and an additional 16,000 options at an exercise price of $1.125 per share. Our Executive Vice President, Residential Lending also received a grant of 8,000 options at a price per share of $1.50. All of the 2010 retention grants have an exercise price equal to or greater than the fair market value of the underlying stock on the date of grant.

The 2010 retention grants vest as follows: 25% vested immediately upon grant, 25% vest on the earlier of one year from the date of grant or upon completion of a capital raise, 25% vest on the earlier of two years from the date of grant or upon termination of the Bank Order and the remaining 25% vest upon the third anniversary of the grant. Because the Bank Order was terminated in March 2012 and replaced with an informal memorandum of understanding, these options are now vested as to 75% of the stock underlying each such option grant. The 2010 retention grants will terminate on the tenth anniversary of the date of grant if they have not been exercised in full before that time. All unvested options will be cancelled upon resignation or termination without cause, and all vested options will expire 90 days after termination except as may be modified by employment agreements between HomeStreet and the individual executive officers. In the event of termination for cause, all unvested options will be immediately cancelled except as provided for under individual employment agreements of executive officers. All 2010 retention grants will become vested and exercisable immediately upon a change of control of HomeStreet, Inc., as defined in the 2010 retention grant agreements.

The level of awards was based on an analysis conducted by Towers Watson, an independent compensation consultant. This analysis provided competitive data on long-term awards expressed as a multiple of base salary. Based on the information provided by Towers Watson, we determined that the award levels provided for the executive officers and key employees were appropriate and consistent with the regional banking industry.

In connection with a separation agreement we entered into in March 2012 with David Hooston, our former Chief Financial Officer, we agreed, subject to regulatory approval, to accelerate the vesting of an additional 25% of the stock options granted to Mr. Hooston under the 2010 retention grants. As a result, 75% of the options granted to Mr. Hooston pursuant to the 2010 retention grants were vested and exercisable upon his termination.

Other Benefit Plans

401(k) Savings and Employee Stock Ownership Plan & Trust. We have a 40l(k) Savings Plan (the “401(k) Plan”) and an Employee Stock Ownership Plan & Trust (the “ESOP”). Employer matching contributions for the 401(k) Plan were suspended from July 2009 to July 2010, and no employer contributions were made to employee ESOP accounts due to our financial condition during that time period. All employees, including our named executive officers, are eligible to make pre-tax 401(k) Plan contributions and may be eligible to receive a discretionary matching contribution. Any such discretionary matching contribution matches a participant’s pre-tax 40l(k) Plan contributions at a percentage we determine of the first 6.0% of eligible compensation (subject to IRS limits). Employees are eligible to participate in the 401(k) Plan if they meet the applicable service requirements and are at least 18 years old.

Employer ESOP contributions are determined based on the attainment of goals for overall company financial performance set annually by our board of directors. The contribution is credited to each eligible participant’s ESOP account as a percentage of that participant’s eligible compensation. ESOP stock accounts are invested in our common stock. ESOP employer-directed investment accounts are invested in stocks, bonds and other investments selected by the ESOP fiduciary, the Company’s retirement benefits committee. No employee contributions were made to employee ESOP accounts during 2011.

Executive Deferred Compensation. In 2004, we adopted a deferred compensation plan which allows designated executive officers to defer annually all or part of their incentive bonus and to receive an employer contribution equal to the additional employer contributions, if any, that would have been made to the 40l(k) Plan and ESOP based on participants’ eligible compensation if certain IRS limitations on compensation and benefits did not apply. Interest earned on participant deferrals and employer contributions under the plan is equal to the average five-year daily treasury rate for the relevant quarter.

A participant or his/her beneficiary receives a distribution of his or her plan deferrals and Company contributions for a particular plan year upon the earliest of: (1) a future date specified by the participant, (2) the participant’s death, (3) the participant’s permanent disability, (4) the participant’s retirement on or after age 65 or (5) the participant’s termination of employment. The form of payment includes either a single lump-sum payment or annual installment payments over a period of years, but not more than ten years.

We suspended this plan in 2008 due to HomeStreet’s financial condition and as a result none of our named executive officers were participants in this plan for the year ended December 31, 2011.

Perquisites and other Personal Benefits. We provide our named executive officers with benefits that we believe are reasonable and consistent with our overall compensation program and beneficial to the Company in attracting and retaining qualified executives. Perquisites include health club membership and parking. For 2010 and 2011, we also provided reimbursement for temporary housing, relocation and personal travel for our Chief Executive Officer, Chief Financial Officer and Chief Administrative Officer/General Counsel who were recruited from out of state.

Health and Welfare Benefits. All named executive officers are provided with the same medical, dental, vision and life insurance programs as all other benefited employees of HomeStreet on the same terms and conditions as applicable to employees generally.

Executive Employment Agreements

We use employment agreements to retain certain executives and the talent, skills, experience and expertise that they provide to HomeStreet, with a goal of protecting the Company and the shareholders and to provide the stability and skilled leadership needed in our current environment. In 2011, we entered into two sets of executive employment agreements with each of Messrs. Mason, Hooston, Evans and Iseman. In this section we refer to these individuals as the “contracted executives.” The first set of agreements, which we refer to in this Proxy Statement as the “pre-offering agreements,” were in effect from May 2011 until the lifting of the Bank cease and desist order in March 2012, at which point those agreements were supplanted by the second set of agreements which we refer to as the “post-offering agreements.”

Pre-Offering Executive Employment Agreements

The Company and the contracted executives entered into the pre-offering agreements effective as of May 3, 2011, which remained in place until the lifting of a Cease and Desist Order that had been imposed on the Bank by the Federal Deposit Insurance Corporation and Washington Department of Financial Institutions, which we refer to as the “Bank Order.” The Bank Order was lifted effective March 26, 2012. These pre-offering agreements, which were in effect for most of 2011 and the beginning of 2012, provided for base salaries of not less than $600,000 for Mr. Mason, $300,000 for Mr. Hooston, $240,000 for Mr. Evans and $200,000 for Mr. Iseman. The pre-offering agreements also provided for annual incentive payment opportunities of no less than 50.0% of Mr. Mason’s salary and 40.0% of the other contracted executives’ salaries, as well as specified and discretionary equity compensation awards. The equity compensation awards targeted ownership potential of a pre-established percentage of the Company’s outstanding common stock as measured on a pre-offering basis: 3.7% for Mr. Mason, 1.0% for Mr. Hooston, and 0.7% for each of Messrs. Evans and Iseman. These awards were actually made in 2010 as part of the 2010 retention grants.

On March 14, 2012, we announced a mutually agreed upon separation with our Chief Financial Officer, David Hooston, effective as of March 31, 2012. Mr. Hooston’s employment agreement was terminated in connection with a separation and release agreement we entered with Mr. Hooston (the “Separation Agreement”) in connection with that departure. Pursuant to the Separation Agreement, Mr. Hooston received, among other things, a $300,000 severance payment, representing one-year’s base salary, [subject to regulatory approval or nonobjection] and accelerated vesting of 25% of stock options previously granted to Mr. Hooston under the Company’s 2010 retention grant program. In consideration of these and other benefits, Mr. Hooston provided a general release of claims against the Company and its affiliates.

Post-Offering Executive Employment Agreements

In 2011, we also entered into new employment agreements (the “post-offering agreements”) with each of the contracted executives that became effective upon the lifting of the Bank Order on March 26, 2012 (except for Mr. Hooston’s agreement, which was superseded by the Separation Agreement. These agreements continue for a term of three years from the effective date, with an automatic renewal for additional one-year periods thereafter unless either party gives notice of termination 180 days prior to the expiration of the then-current term. Other than as set forth in this section, the principal terms of the post-offering agreements are the same as those of the pre-offering agreements.

Mr. Mason’s post-offering agreement provides for a base salary of not less than $500,000; salaries for the other contracted executives will remain the same as under the pre-offering agreements. In addition, the post-offering agreements require the Company to grant to each of the contracted executives additional equity awards representing a number of shares equal to the product obtained by multiplying the percentage of our pre-offering common stock reflected by the contracted executive’s 2010 retention grant, by the number of shares of our common stock as measured immediately after the completion of the initial public offering, and subtracting from that result the number of shares represented by the executive’s 2010 retention grant. Our Board of Directors approved these grants to be made at the closing of our initial public offering in February 2011 even though the post-offering agreements were not yet effective. We granted awards of 161,446 shares to Mr. Mason, 45,206 shares to Mr. Hooston and 32,288 shares to each of Messrs. Evans and Iseman on February 15, 2012. Seventy-five percent of these awards were granted as stock options, with an exercise price of $22 per share (after giving effect to a 2-for-1 forward stock split that was effective March 6, 2012); the remaining 25.0% were granted as restricted stock awards. The stock options vest ratably in thirds over each of the first three anniversaries of the completion of the offering, while the restricted stock awards vest upon the occurrence of an increase in the price of our common stock in comparison to the initial public offering price of $22 per share: one-third of the restricted stock awards vest upon an increase in our stock price of 25.0% from the offering price; an additional one-third vest upon an increase of 40.0% from the offering price; and the remaining one-third vest upon an increase of 50.0% from the offering price. Mr. Hooston’s awards granted in 2012 were unvested at the time of his separation and therefore were forfeit on March 31, 2012.

In addition to the payment of earned and unpaid salary and incentive compensation, unused vacation time, and unreimbursed expenses, in the event of termination of a contracted executive’s employment within one year or during the 90 days immediately preceding a “change of control” by the Company other than for “cause” or by the contracted executive for “good reason,” in conjunction with a mutual release agreement, the contracted executive will receive an amount equal to the sum of: (1) two-and-one-half times (in Mr. Mason’s case) or two times (in the case of the other contracted executives) his then current base salary, (2) an amount equal to two-and-one-half times (in Mr. Mason’s case) or two times (in the case of the other contracted executives) the greater of his annual incentive payment earned by the executive in the year prior to termination or the contracted executive’s target incentive payment for the current year and (3) payment of health insurance premiums for executive and his dependents for up to 18 months. In addition, all of the contracted executive’s unvested restricted stock and stock options will immediately vest and will remain exercisable according to any stock option grant or plan.

In addition to the payment of accrued and unpaid salary and incentive compensation, unused vacation time and unreimbursed expenses, in the event of a termination without cause or resignation for good reason not involving a change in control, in exchange for executing a release, a contracted executive will receive: (1) two times his then current base salary, (2) an amount equal to two times the greater of (a) his annual incentive payment earned in the year prior to termination or (b) his target incentive payment for the current year and (3) payment of health insurance premiums for executive and his dependents for up to 18 months. In addition, all of the contracted executive’s unvested restricted stock and stock options will immediately vest and will remain exercisable according to any stock option grant or plan.

In addition to the prohibitions against solicitation of customers and employees and the diversion of corporate opportunities, the contracted executives’ agreements also contain a six-month non-competition agreement which restricts certain competitive acts on behalf of another bank or thrift located in Washington, Oregon, Idaho or Hawaii.

The post-offering agreements further provide that if any payments received by a contracted executive would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, the Company will pay that individual an additional amount so that his net payment will not be diminished in any respect by the additional excise or other tax due pursuant to Section 280G of the Internal Revenue Code.

Severance and Change in Control Arrangements

We adopted a broad-based, non-discretionary severance plan following approval by our regulators on February 25, 2009. The plan provides one week of pay for every year of service with a minimum payment of two weeks and a maximum payment of 24 weeks. This plan was adopted to further reduce expenses and preserve capital. The plan modification brought HomeStreet’s severance plan within the definition of a “non-discriminatory” severance plan, pursuant to 12 C.F.R §359.1(j), for purposes of the FDIC’s Golden Parachute rules.

Tax Deductibility

The HRCG has considered the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to certain of our executive officers. Section 162(m) places a $1.0 million limit on the amount of compensation that a publicly held corporation may deduct in any one year with respect to its chief executive officer and each of the next three most highly compensated executive officers (other than its chief financial officer). In general, certain performance-based compensation approved by shareholders is not subject to this deduction limit. As we were not publicly traded prior to February 10, 2012, the HRCG did not previously take this deductibility limit into consideration in making compensation decisions for 2011 or any prior years. Following the offering, the committee has adopted a policy that, where reasonably practicable, we seek to qualify the variable compensation paid to our named executive officers for an exemption from the deductibility limits of Section 162(m). However, we may authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate to attract and retain executive talent.

Human Resources and Corporate Governance Committees Report

The HRCG has reviewed the Compensation Discussion and Analysis included in this Proxy Statement and discussed it with management. Based on such review and discussion, the members of the HRCG have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report is submitted by the Company’s Human Resource and Corporate Governance Committee consisting of Judd Kirk (Chair), Brian Dempsey, Tom King, Mike Malone and Doug Smith.

Summary Compensation Table

Name and Principal Positions	Year	Salary (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	All Other Compensation (3) ($)	Total ($)
Mark K. Mason (4)	2011	600,000	481,226	139,911	1,221,137
Chief Executive Officer	2010	601,030	300,000	78,247	979,277

David E. Hooston (4)(5)	2011	300,000	89,014	47,103	436,617
Executive Vice President, Chief Financial Officer	2010	302,618	150,000	67,963	520,581

Godfrey B. Evans	2011	240,000	167,496	79,115	486,611
Executive Vice President, Chief Administrative Officer, General Counsel & Corporate Secretary	2010	240,000	114,668	79,846	434,514

Richard W. H. Bennion	2011	203,000	300,000	11,503	514,503
Executive Vice President, Residential Lending Director	2010	203,000	100,000	8,973	311,973

Jay Iseman	2011	200,000	143,580	10,753	354,333
Executive Vice President, Chief Credit Officer

(1)	The figures shown for salary represent amounts earned for the fiscal year, whether or not actually paid during such year.
(2)	Represents amounts earned for services rendered during the fiscal year, whether or not actually paid during such fiscal year under the annual incentive plans. Cash-based incentive payments for 2011 pursuant to the Management/Support Plan were paid in April 2012.
(3)	The named executive officers participate in certain group life, health, disability insurance and medical reimbursement plans, not disclosed in the Summary Compensation Table, that are generally available to salaried employees and do not discriminate in scope, terms and operation. The figure shown for each named executive officer for 2011 includes: (i) 401k matching contributions as follows: Mr. Mason – $7,350, Mr. Evans – $7,350, Mr. Bennion – $7,350, Mr. Iseman – $6,600; (ii) health club membership as follows: Mr. Mason – $1,933, Mr. Hooston – $1,933, Mr. Evans – $1,933, Mr. Bennion – $1,933, Mr. Iseman – $1,933; (iii) parking as follows: Mr. Mason – $2,220, Mr. Hooston – $2,220, Mr. Evans – $2,220, Mr. Bennion – $2,220, Mr. Iseman – $2,220; (iv) temporary housing expense as follows: Mr. Mason – $276, Mr. Hooston – $30,826, Mr. Evans – $49,731; (v) relocation expense for Mr. Mason – $81,315; (vi) personal travel expenses as follows: Mr. Mason – $4,600, Mr. Hooston – $12,624, Mr. Evans – $17,881; (vii) tax gross up for relocation expenses for Mr. Mason – $42,217. We provide certain non-cash perquisites and personal benefits to each named executive officer that do not exceed $10,000 in the aggregate for any individual, and are not included in the reported figures.
(4)	2010 salary figures include $30,645 of consulting income earned by Mr. Mason and $17,426 of consulting income earned by Mr. Hooston prior to their approval as officers of HomeStreet by our regulators. Mr. Mason’s base salary was reduced to $500,000 effective March 26, 2012 pursuant to agreements between Mr. Mason and the Human Resources and Corporate Governance Committee of the Board.
(5)	Mr. Hooston’s employment with the Company terminated on March 31, 2012.

Grants of Plan-Based Awards

	Payouts Under non-Equity Incentive Plan Awards
Name(a)	Threshold ($)(c)	Target ($)(d)	Maximum ($)(e)	Actual ($)(e)
Mark K. Mason	$217,820	$300,000	$600,000	$481,226
David E. Hooston	$49,038	$120,000	$240,000	$89,014
Godfrey B. Evans	$28,892	$96,000	$192,000	$167,496
Jay Iseman	$29,819	$80,000	$160,000	$143,580
Richard W.H. Bennion	$42,687	$101,500	$203,000	$300,000	(1)

Amounts disclosed in the table above represent awards granted under the Management/Support Plan for 2011 which were paid on April 15, 2012.

The 2010 equity incentive plan was not effective for 2011. Therefore, no specific target and maximum award opportunities were defined for 2011 and no awards were earned for 2011 performance results. However, our Board of Directors approved grants of stock options and restricted stock awards to our executive officers and senior managers in 2011 that were granted effective upon the closing of our initial public offering in February 2012. These awards total approximately 5.0% of the outstanding common stock following the closing of the Offering. See “— Equity Incentive Compensation — Equity Grants Effective at Closing of our Initial Public Offering.”

(1)	Mr. Bennion was awarded a 2011 bonus in excess of the Management/Support Incentive Plan maximum in recognition of the significant contribution to the Company’s 2011 results of operations for the Single Family mortgage banking activities. We believe that the amount of this incentive paid to Mr. Bennion is appropriate based, in part, on the review of our cash incentive program and his individual incentive award by our outside compensation consultants.

Outstanding Equity Awards at Fiscal Year-End

Name(a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Option Exercise Price ($) (e)	Option Expiration Date (f)
Mark K. Mason	75,000	25,000	$1.50	10/22/2020
David E. Hooston (1)	21,000	0	$1.50	10/22/2020
Godfrey B. Evans	15,000	5,000	$1.50	10/22/2020
Jay Iseman	12,000	4,000	$1.50	11/29/2020
	3,000	1,000	$1.125	11/29/2020
Richard W.H. Bennion	6,000	2,000	$1.50	11/29/2020

All awards held by our named executive officers at fiscal year end were option awards. The numbers represented in the table above reflect a 2-for-1 forward split of our common stock effective on March 6, 2012.

(1)	Mr. Hooston’s termination agreement vested an additional 25% of his option, bringing the total vested to 75% of the grant. He forfeited the remaining 25%.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In addition to the compensation arrangements with directors and executive officers described in “Executive Compensation” above, the following is a description of each transaction since January 1, 2008, and each proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeds or will exceed $120,000; and

•

any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

Loan Transactions

From time to time, the Bank makes loans to directors, executive officers and other affiliates in compliance with Regulation O issued by the Federal Reserve. These loans are made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to us, and do not involve more than the normal risk of collectability or present other features unfavorable to us.

Indemnification Agreements

We have entered into indemnification agreements with each of the current and former directors and executive officers of HomeStreet, Inc. Subject to certain limitations, these agreements require us to indemnify these individuals to the fullest extent permitted under applicable law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceedings against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

Procedures for Approval of Related Party Transactions

The Bank is subject to the requirements of Regulation O, which places certain restrictions on loan transactions between the Bank and its directors, executive officers and principal shareholders (or any of their related interests). Regulation O generally defines a principal shareholder as a person that directly or indirectly, or acting through or in concert with one or more other persons, owns, controls or has the power to vote more than 10% of any class of voting shares. The Bank surveys Company and Bank directors and senior and executive officers each year to identify their related interests. The board of directors has adopted a policy for lending to our employees, directors and executive officers to ensure compliance with Regulation O loans by the Bank to our employees, directors and executive officers that exceed $500,000 in aggregate require the approval of the Bank’s board of directors.

Prior to our recently completed initial public offering, in addition to the application of Regulation O to certain related-party transactions, we have followed formal conflict of interest policies requiring the review and pre-approval of transactions with a related party by the chief executive officer and audit committee where the related party is a director or by the chairman, chief executive officer or general counsel for non-director employees. Following our recently completed initial public offering, in accordance with the audit committee’s charter, the audit committee will review and pre-approve in writing any proposed related party transactions; however, certain types of transactions, including Regulation O Loans, executive officer employment arrangements and director compensation required to be disclosed in our Proxy Statements, certain charitable contributions, transactions where all shareholders receive a proportional benefit and transaction entered into through a competitive bid prices, may be automatically deemed pre-approved as related party transactions under our Related Person Transaction Policies and Procedures, a copy of which is available on our website at www.homestreet.com. In the case of a loan requiring board approval under Regulation O, however, review and approval by our Board of Directors would still be required to approve such loan under Regulation O despite any such pre-approval as a related party transaction.

PRINCIPAL SHAREHOLDERS

The following table sets forth the beneficial ownership of our common stock as of April 2, 2012, by:

•	each of the directors and named executive officers of HomeStreet, Inc.;

•	all of our directors and executive officers as a group; and

•	each person known to us to be the beneficial owner of more than 5% of any class of our securities.

The amounts and percentage of our common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. The SEC has defined “beneficial” ownership of a security to mean, generally, the possession, including shared possession, directly or indirectly, of voting power or investment power. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement or (4) the automatic termination of a trust, discretionary account or similar arrangement. Under these rules, more than one person may be deemed a beneficial owner of the same securities, and a person may be deemed a beneficial owner of securities as to which he has no economic interest. Unless otherwise indicated, we believe that each of the shareholders listed has sole voting and investment power with respect to their beneficially owned shares of our common stock.

The percentages reflect beneficial ownership as of April 2, 2012, as determined under Rule 13d-3 under the Exchange Act and are based on 7,162,606.8 shares of our common stock outstanding as of that date. In addition, any options exercisable within 60 days of April 2, 2012 will be included in the beneficial ownership of the holder of such option, and the percentage ownership for that holder will be calculated by adding the aggregate number of options exercisable within 60 days of April 2, 2012 to both the number of shares held by that specific shareholder and the total number of shares outstanding. Unless otherwise set forth in the following table, the address of the listed shareholders is c/o HomeStreet, Inc., 601 Union Street Suite 2000, Seattle, Washington 98101.

Name of Beneficial Owner	Number of Shares of Common Stock	Ownership Percentage
Five Percent Shareholders:
The ESOP (1)	519,859.20	7.1%

Directors and Executive Officers:
Mark K. Mason (2)	138,082.00	1.9%
Brian P. Dempsey (3)	11,850.40	*
David A. Ederer (4)	10,032.80	*
Michael J. Malone (5)	8,850.00	*
Gerhardt Morrison (5)	4,382.80	*
Scott M. Boggs (5)	4,457.20	*
Thomas E. King (5)	5,450.00	*
George “Judd” Kirk (5)	3,001.23	*
Victor H. Indiek (5)	1,980.00	*
Douglas I. Smith (5)	23,650.00	*
Bruce W. Williams (6)	513,733.72	7.0%
David E. Hooston (7)	25,546.00	*
Jay C. Iseman (8)	23,072.00	*
Godfrey B. Evans (8)	27,616.00	*
Richard W.H. Bennion (9)	35,203.13	*
All executive officers and directors as a group (29 persons) (10)	1,130,877.82	15.4%

*	less than 1.0%

(1)	ESOP participants have the authority to direct voting of shares they hold through ESOP in certain circumstances.
(2)	Includes (a) options to purchase 75,000 shares of common stock exercisable within 60 days of April 2, 2012 and (b) a restricted stock award for 40,362 shares, subject to vesting based upon the occurrence of certain events based upon an increase in the price of our common stock in comparison to the initial public offering price.
(3)	Includes 5,600 shares of common stock held by Brian P. Dempsey and Cairns C. Dempsey as joint tenants with right of survivorship and (b) a restricted stock award for 850 shares subject to ratable vesting on each of February 15, 2013, 2014 and 2015.
(4)	Includes a restricted stock award for 1,300 shares subject to ratable vesting on each of February 15, 2013, 2014 and 2015.
(5)	Includes a restricted stock award for 850 shares subject to ratable vesting on each of February 15, 2013, 2014 and 2015.
(6)	Includes 9,626.32 shares held through the ESOP. ESOP participants have the authority to direct voting of shares they hold through the ESOP in certain circumstances. Also includes (a)13,573.60 shares held by Bruce Williams and Gro A. Buer, husband and wife, (b) 94,064 shares held as co-trustee with Ms. Buer for the Marina Sonja Williams Trust dated 12/25/95, (c) 1,094.20.1 shares held as sole trustee for the Marina Sonja Williams Trust dated 12/23/03, (d) 80,038.40 shares held as executor of the estate of Walter B. Williams; (e) 80,036.80 shares held as executor of the estate of Marie W. Williams; (f) 16,085.6 shares held as the sole trustee of the Walter B. Williams Interim Trust; (g) 27,640.80 shares held as the sole trustee of the 2000 Karen M. Zimmerman Trust; (h) 27,640.80 shares held as the sole trustee of the Steven W. Zimmerman Trust; (i) 375.20 shares held as the sole trustee for the Andrew Alvaro Mullins-Williams 2005 Trust, (j) 78,227.20 shares held as the sole trustee of the Myers Irrevocable Trust #1 and (k) a restricted stock award for 850 shares subject to ratable vesting on each of February 15, 2013, 2014 and 2015.
(7)	Includes 21,000 options exercisable within 60 days of April 2, 2012. Mr. Hooston’s employment with the Company terminated effective March 31, 2012.
(8)	Includes (a) options for 15,000 shares of common stock exercisable within 60 days of April 2, 2012; (b) a restricted stock award for 8,072 shares, subject to vesting based upon the occurrence of certain events based upon an increase in the price of our common stock in comparison to the initial public offering price.
(9)	Includes (a) 6,000 shares issuable on exercise of options vested within 60 days of April 2, 2012 (b) a restricted stock award for 3,228 shares subject to vesting based upon the occurrence of certain events based upon an increase in the price of our common stock in comparison to the initial public offering price, and (c) 18,739.92 shares held through the ESOP. ESOP participants have the authority to direct voting of shares they hold through the ESOP only in certain circumstances.
(10)	Includes (a) an aggregate 173,737 shares issuable on exercise of options vested within 60 days of April 2, 2012, (b) 26 restricted stock awards to executive officers and continuing non-employee directors for an estimated aggregate 95,338 shares and (c) 94,043.426 shares held through the ESOP. ESOP participants have the authority to direct voting of shares they hold through the ESOP only in certain circumstances.

HomeStreet, Inc. 401(k) Savings and Employee Stock Ownership Plan & Trust

Our Employee Stock Ownership Plan, or ESOP, is our largest single shareholder. Charles Schwab Trust Company is the trustee for all Plan assets except our common stock. The Bank is the directed trustee for our common stock owned by the Plan. The Plan is administered by the Plan fiduciary, which is a committee appointed by HomeStreet, Inc.’s board of directors and is comprised of Pamela J. Taylor, Richard W.H. Bennion and Patricia A. Leach.

Participants in the ESOP may direct the Plan trustee as to how to vote their shares of our common stock in their ESOP stock accounts with regard to approval or disapproval of any of the following events: (1) corporate merger of HomeStreet, Inc., (2) recapitalization of HomeStreet, Inc., (3) reclassifications of our common stock, (4) liquidation or dissolution of HomeStreet, Inc., or (5) sale of substantially all assets of HomeStreet, Inc. For all other matters, the directed trustee votes the shares of our common stock as a bloc, as directed by the Plan fiduciary.

AUDIT COMMITTEE REPORT

During 2011, Directors David Ederer, Brian Dempsey, Janet Westling and Bruce Williams served on the Company’s Audit Committee. Directors Scott Boggs, Brian Dempsey, Victor Indiek, George “Judd” Kirk and Douglas Smith were elected to serve on the Audit Committee effective on the closing of our initial public offering on February 15, 2012.

As more fully described in the Audit Committee Charter, the Audit Committee is responsible for overseeing HomeStreet’s accounting and financial reporting processes, including the quarterly reviews and the annual audit of HomeStreet’s consolidated financial statements by KPMG LLP, HomeStreet’s independent registered public accounting firm. KPMG LLP currently serves at the Company’s independent registered public accounting firm and has conducted the integrated audit of HomeStreet’s financial statements for 2011. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent registered public accounting firm. As part of fulfilling its responsibilities, the Audit Committee has:

•	reviewed and discussed the Company’s audit financial statements with management;

•

discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), as amended and adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T;

•

received the written disclosures and the letter from the independent registered public accounting firm required by Rule 3526 (Communication with Audit Committees Concerning Independence) of the PCAOB; and

•	discussed with the independent registered public accounting firm that firm’s independence.

Based on its review and discussions, the Audit Committee recommended to the Board that the audited consolidated financial statements for the fiscal year ending December 31, 2011 be included in HomeStreet’s 2011 Annual Report on Form 10-K filed with the SEC.

Submitted by the Audit Committee of the Board of HomeStreet, Inc.

Scott M. Boggs, Chair

Brian P. Dempsey

George “Judd” Kirk

Victor H. Indiek

Douglas I. Smith

OTHER MATTERS

The Board is not aware of any business to come before the Annual Meeting other than those matters described in this Proxy Statement. However, if any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

ANNUAL REPORT

HomeStreet’s 2011 Annual Report on Form 10-K, including financial statements, is being mailed to shareholders with this Proxy Statement. Additional copies of the Annual Report on Form 10-K may be obtained without charge by writing to Investor Relations, HomeStreet, Inc., 601 Union Street, Suite 2000, Seattle, Washington 98101. This Proxy Statement, HomeStreet’s 2011 Annual Report on Form 10-K and the Company’s other reports filed with the SEC are also available on HomeStreet’s website at http://ir.homestreet.com after the reports are filed with the SEC. The SEC maintains a website located at www.sec.gov that also contains this information. The information on HomeStreet’s website and the SEC’s website are not part of this Proxy Statement.

Directions and Parking Instructions to HomeStreet, Inc. Annual Meeting

Union Square Garage

Meeting Location: Hilton Seattle 1301 6th Avenue Seattle, WA 98101 Tel: 206-624-0500

From I-5 Southbound:

•	Take the Union Street exit, (exit 165b)

•	Turn left on Seventh Avenue (first light at the end of the Union Street exit ramp)

•	Seventh Avenue runs under the Union Square buildings and the garage entrance is mid-block on the right side of the street.

From I-5 Northbound:

•	Take the Seneca Street exit, (exit 165), on the left side of the freeway.

•	Turn right onto Sixth Avenue (first light at the end of the Seneca Street exit ramp)

•	Turn right at University Street ( be careful to stay left of the concrete divider that separates the two-lane access road around the Union Square complex from the freeway on-ramp)

•	University Street curves and becomes Seventh Avenue. Look for the sign indicating the parking garage entrance on the left side of the street.

Once You are in the Garage:

•

Try to find parking in the WEST section of the garage, near the One Union Square elevator on any level. (One Union & Two Union Square share underground parking. WEST parking in the vicinity of a One Union Square elevator will be closer to the Hilton.)

•	Look for overhead signs in the garage directing you to WEST or One Union Square elevators.

•	Take the elevator to the Lobby.

Once You Reach the Lobby:

•

Exit the elevator and take the down escalators directly ahead. At the bottom of the escalators you will see another elevator on your left that will take you up to the Hilton Lobby. The meeting will be held in the Winward Room on the lobby level of the Hilton.

Parking Validation

Please bring your Union Square garage entrance ticket to the meeting and we will be happy to validate your parking before you leave. NOTE: We will not be validating Hilton parking.

ANNUAL MEETING OF SHAREHOLDERS Wednesday, May 23, 2012 10:00 a.m. At The Windward Room of the Hilton Hotel, 1301 Sixth Avenue, Seattle, Washington 98101 Your Vote is Important to the Company! HOMESTREET, INC. 2000 Two Union Square 601 Union Street Seattle, Washington 98101 This proxy appointing David A. Ederer and Godfrey B. Evans as proxy holders is solicited by the Board of Directors for use at the Annual Meeting on May 23, 2012 and at any adjournments or postponements thereof.

The undersigned shareholder of HomeStreet, Inc. hereby appoints David A. Ederer and Godfrey B. Evans, and each of them, with power of substitution to each, to attend the Annual Meeting of the shareholders of said corporation to be held May 23, 2012, at 10:00 a.m. in the Windward Room of the Hilton Hotel, 1301 Sixth Avenue, Seattle, Washington 98101, and any adjournments or postponements thereof, and to vote the shares of the undersigned at such meeting with respect to the election of directors of HomeStreet, Inc., for a term ending at the annual meeting of shareholders in 2015 or upon the due election and qualification of successors, in each case at any time, and for proposals 1, 2, and 4 and for the “3 years” option of proposal 3 on the frequency of executive compensation votes, as indicated on the reverse side of this page, with all powers that the undersigned would have if acting in person; and with discretionary authority to act on such other matters as may properly come before said meeting or any adjournments or postponements thereof. THE SHARES REPRESENTED HEREBY SHALL BE VOTED SPECIFICALLY ON THE PROPOSALS LISTED ON THE REVERSE SIDE HEREOF AS THERE SPECIFIED. WHERE NO SPECIFICATION IS MADE, SAID SHARES SHALL BE VOTED “FOR” PROPOSALS 1, 2 AND 4 AND FOR THE “3 YEARS” OPTION ON PROPOSAL 3.

(Continued and to be signed on the reverse side.) ANNUAL MEETING OF SHAREHOLDERS OF HOMESTREET, INC. May 23, 2012 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at www.homestreet.com/proxy Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE DIRECTOR NOMINEES, A VOTE “FOR” PROPOSALS 2 AND 4 AND A VOTE “3 YEARS” ON PROPOSAL 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE PROPOSALS 1. Election of Directors. Proposal to elect directors from among the nominees set forth below. IF you wish to vote for a person other than the nominees identified below, please cross through the name of the relevant nominee and clearly print the name of your proposed director alongside the stricken candidate. FOR AGAINST ABSTAIN Brian P. Dempsey Gerhardt Morrison Douglas I. Smith 2. A non-binding advisory vote for the approval of executive compensation. 4. To ratify the appointment of KPMG as HomeStreet, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2012. FOR AGAINST ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Shareholders of HomeStreet, Inc. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s), but if no direction is made, this proxy will be voted “FOR” the nominees identified herein, “FOR” the advisory vote for the approval of executive compensation, “3 Years” on the frequency of executive compensation votes and “FOR” the appointment of KPMG. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.